Exhibit 10.1

EXECUTION COPY

BLACKROCK PRIVATE CREDIT FUND LEVERAGE II, LLC,
as Borrower

SOCIETE GENERALE,
as Administrative Agent

BLACKROCK PRIVATE CREDIT FUND,
as Collateral Manager

THE LENDERS PARTY HERETO

and

THE INVESTORS PARTY HERETO

LOAN AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS, ETC.	1

2.	THE FACILITY	30

3.	BENCHMARK REPLACEMENT SETTING.	38

4.	ACCOUNTS; PAYMENTS	40

5.	GRANT OF THE SECURITY INTEREST, ETC.	44

6.	DISPOSITIONS OF PORTFOLIO ASSETS	49

7.	PREFERENCE SHARES	50

8.	CONDITIONS PRECEDENT TO BORROWING AND PURCHASES	52

9.	REPRESENTATIONS AND WARRANTIES	53

10.	COVENANTS	56

11.	[RESERVED].	61

12.	THE ADMINISTRATIVE AGENT	61

13.	MISCELLANEOUS	64

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of May 28, 2025 (as amended, supplemented or otherwise modified in writing from time to time, this "Agreement"), by and among Société Générale, as Administrative Agent (in such capacity, the "Administrative Agent"), the Lenders party hereto, BlackRock Private Credit Fund Leverage II, LLC, a limited liability company formed under the laws of the State of Delaware, as borrower (the "Borrower"), BlackRock Private Credit Fund (the "Collateral Manager"), and each investor on Schedule D-1 (each, an "Investor", and together with any additional investors listed on Schedule D-2 as may be amended from time to time, collectively, the "Investors").

PRELIMINARY STATEMENTS

The parties hereto are entering into this Agreement in connection with the accumulation of a portfolio of loan obligations (each, an "Asset").  The Borrower desires to acquire Assets in the manner described herein and, to that effect, the Borrower wishes to borrow from the Lenders, and the Lenders are willing to lend to the Borrower, funds to finance such acquisitions on the terms and subject to the conditions hereof.  The Borrower desires to appoint the Collateral Manager to act as collateral manager hereunder, with duties expressly set forth herein including, but not limited to, with respect to the selection, management and reporting of the Assets to be acquired by the Borrower.  Each Investor has the obligation to subscribe for the Membership Interests of the Borrower as described herein, in the Membership Interest Subscription Agreement and in the Borrower LLC Agreement (as defined below).

Accordingly, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.	Definitions, Etc.

(a)          As used in this Agreement, the following terms have the meanings specified below:

"ABR" means, when used in reference to any Loan or Borrowing, that such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate plus the Applicable Spread.

"ABR Borrowing" means, as to any Borrowing, the ABR Loans comprising such Borrowing.

"ABR Loan" means a Loan that bears interest based on the ABR.

"Account Control Agreement" means the securities account control agreement dated on or about the date hereof among the Borrower, the Custodian and the Administrative Agent with respect to the Accounts.

"Accounts" means the Custodial Account, the Collection Account, the Delayed Drawdown Account, the Investor Account and all other accounts of the Borrower established pursuant to the Account Control Agreement.

"Act" has the meaning specified in Section 13(m).

"Adjusted Daily Simple SOFR" means an interest rate per annum equal to the sum of (a) Daily Simple SOFR, plus (b) the percentage set forth in clause (b) of the definition of "Adjusted Term SOFR".

"Adjusted Term SOFR" means, for any Interest Accrual Period, an interest rate per annum equal to the sum of:

(a)          Term SOFR for such Interest Accrual Period, plus

(b)          0%.

"Administrative Agent" has the meaning specified in the introductory paragraph hereof.

"Advance Rate" means 75%; provided that, during a CLO Settlement Period, the Advance Rate shall be 90%.

"Affiliate" or "Affiliated" means, with respect to a Person, (a) any other Person who, directly or indirectly, including through one or more intermediaries, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer, employee, managing member or general partner of (i) such Person or (ii) any such other Person described in clause (a) above; provided that a Person shall not be deemed to be an "Affiliate" of an obligor (x) solely because it is under the common ownership or control of the same financial sponsor or affiliate thereof as such obligor (except if any such Person or obligor provides collateral for, guarantees or otherwise supports the obligations of the other such Person or obligor) or (y) if such Person and such obligor have distinct corporate family ratings and/or distinct issuer credit ratings; provided further that no Person to which the Collateral Manager or its Affiliate provides administration, custody, trustee, investment management, collateral management or advisory services shall be deemed an "Affiliate" of the Collateral Manager solely because the Collateral Manager or its Affiliate acts in such capacity.  For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.  For the avoidance of doubt, (i) the Borrower shall be deemed to have no Affiliates; (ii) the Collateral Manager and the Controlling Investor shall not be deemed to be Affiliates for any purposes hereunder and (iii) BlackRock Private Credit Fund Leverage I, LLC shall not be deemed to be an Affiliate for any purposes hereunder.

"Agented Asset" means any Asset originated as part of a syndicated loan transaction that has one or more administrative, paying and/or collateral agents who receive payments and hold the collateral pledged by the related obligor on behalf of all lenders with respect to the related credit facility.

"Aggregate Cumulative Deposit" means, on any date of calculation, the sum of the aggregate purchase price of Membership Interests purchased by Investors during the period from and including the Effective Date to and including the day of calculation minus the aggregate purchase price of any Membership Interests that have been redeemed during such period; provided that for the avoidance of doubt if the Collateral Manager has sent a notification of amounts required to be payable by the Investors in connection with the purchase of additional Membership Interests to Investors on the immediately preceding Business Day and the purchase prices in connection with such Membership Interests have not been deposited, so long as the cut-off time for such purchases has not expired, such purchase prices of the Membership Interests shall be included in the Aggregate Cumulative Deposit; provided, further, that the aggregate purchase price of Membership Interests applied to the purchase of Purchased Ineligible Assets shall be excluded from the calculation of the Aggregate Cumulative Deposit.

"Agreement" has the meaning specified in the introductory paragraph hereof.

"Alternate Base Rate" means, for any day, a rate per annum equal to the greater of the following:

(a)          the Prime Rate in effect on such day; and

(b)          the Federal Funds Effective Rate in effect on such day plus ½ of 1%;

provided that if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Anti-Corruption Laws" means any laws, rules and regulations of any jurisdiction applicable from time to time to any of the Borrower or the Collateral Manager or any of their Affiliates, concerning bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, (15 U.S.C. § 78dd-1, et seq.) and the U.K. Bribery Act 2010.

"Anti-Money Laundering Laws" means any laws, rules and regulations applicable from time to time to any of the Borrower or the Collateral Manager or any of their Affiliates relating to money laundering or terrorist financing.

"Applicable Spread" means the applicable rate according to the schedule below (increased by 200 basis points following the occurrence and during the continuance of an Event of Default):

(a)          during the period from and including the Effective Date to but excluding the day that is one calendar year after the Effective Date: 1.15%; and

(b)          thereafter: 1.25%.

"Approved Asset" means a Portfolio Asset with respect to which the Administrative Agent has received and approved (as provided in Section 2(b)(i)) a Purchase Approval Request for the Asset that the Borrower intends to purchase with the proceeds of a Loan prior to or on the date of (where permitted in accordance with Section 2(b)) the trade date and such approval has not been rescinded and has not lapsed as provided in Section 2(b)(i).

"Approved CLO" means any collateralized loan obligation transaction (a) for which the Collateral Manager, or an affiliate thereof, acts as the collateral manager, (b) (i) to which transfers of Portfolio Assets are made from the Borrower to the applicable collateralized loan obligation issuer or (ii) which is issued by the Borrower and (c) with respect to which sufficient cash proceeds are expected to be generated to repay the outstanding amounts due to the Lender hereunder in accordance with Section 4(b)(iv).  For the avoidance of doubt, any transfers of Portfolio Assets to the issuer of an Approved CLO may be made via the sale of a participation interest by the Borrower pursuant to a master participation agreement or similar agreement in form and substance reasonably satisfactory to the Administrative Agent.  For the avoidance of doubt, there shall only be one Approved CLO at any time.

"Approved CLO Event" means the pricing of an Approved CLO, as determined by the Administrative Agent in its sole discretion and notified to the Collateral Manager; provided that with respect to each Approved CLO the following conditions are met:

(a)          no Sale Trigger Event has occurred and is continuing or would occur after the transfer of any applicable Portfolio Assets to the Approved CLO and their release from the lien of the Administrative Agent hereunder and the associated prepayment of the Loans pursuant to Section 4(b)(iv);

(b)          no Stop Purchase Event has occurred and is continuing or would occur after the transfer of such Portfolio Assets and their release from the lien of the Administrative Agent hereunder and the associated prepayment of the Loans pursuant to Section 4(b)(iv); and

(c)          no Default has occurred and is continuing.

"Approved Country" means the United States, Australia, Canada, France, Germany, Ireland, Luxembourg, Netherlands, New Zealand, Norway, Sweden, Switzerland, the United Kingdom or an Approved Tax Jurisdiction.

"Approved Dealer" means any of Bank of America, N.A.; Bank of Montreal; Barclays Bank plc; BNP Paribas; Citibank, N.A.; Citizens Bank; Deutsche Bank AG; Goldman Sachs & Co.; HSBC; Jefferies & Company, Inc.; JPMorgan Chase Bank, N.A.; Morgan Stanley & Co; Nomura Securities; Royal Bank of Canada; Santander; Scotiabank; Société Générale; TD Bank; Truist Bank; UBS AG and Wells Fargo Bank, National Association (or any applicable broker dealer affiliated with any of the foregoing).

"Approved Tax Jurisdiction" means each of the Bahamas, Bermuda, the Cayman Islands, Curacao, the Channel Islands or St. Maarten.

"Asset" has the meaning specified in the preliminary statements hereto.

"Asset Transaction Schedule" means, with respect to any Asset proposed to be purchased by the Borrower, to the extent in the possession of or reasonably available to the Collateral Manager without undue burden or expense, copies of all Material Documents related to such Asset; provided that such materials are not subject to any obligations of confidentiality by the Borrower or the Collateral Manager, or the disclosure of which is prohibited by law, rule, court order or regulations, that would prevent their inclusion in an Asset Transaction Schedule.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by this Agreement), and accepted by the Administrative Agent, in any form reasonably approved by the Administrative Agent.

"Bankruptcy Event" means, with respect to any Person, the commencement by such Person of a voluntary case or other proceeding involving its liquidation, winding‑up, bankruptcy or sequestration or otherwise seeking reorganization or other relief with respect to itself or its debts under any Debtor Relief Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or such Person shall consent to any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or admit in writing its inability, to pay its debts as they become due, or shall authorize any of the foregoing; or any involuntary case or other proceeding shall be commenced against such Person involving its liquidation, winding‑up, bankruptcy or sequestration or otherwise seeking reorganization or other relief with respect to it or its debts under any Debtor Relief Law that is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; or an order for relief is entered in any such proceeding or such Person becomes the subject of the appointment of a trustee, receiver, liquidator, custodian or other similar official with respect to a substantial part of its property.

"Benchmark" means Adjusted Term SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to Term SOFR, or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior Benchmark rate pursuant to Section 3(c); provided, further, that if the Benchmark as so determined would be less than the Floor, the Benchmark shall be deemed to equal the Floor for purposes of this Agreement.

"Benchmark Replacement" means the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)          Adjusted Daily Simple SOFR; or

(b)          the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower (with the consent of the Majority Investors (such consent not to be unreasonably withheld or delayed)) as the replacement for the then-current Benchmark giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for purposes of this Agreement.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (with the consent of the Majority Investors (such consent not to be unreasonably withheld or delayed)) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Alternate Base Rate," the definition of "Business Day," the definition of "U.S. Government Securities Business Day," the definition of "Interest Accrual Period," timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Collateral Manager) decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (in consultation with the Collateral Manager) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (in consultation with the Collateral Manager) determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent (in consultation with the Collateral Manager) decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

"Benchmark Replacement Date" means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)          in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the Benchmark (or such component thereof); or

(2)          in the case of clause (3) of the definition of "Benchmark Transition Event," the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative (and (x) such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3), and (y) a Benchmark Replacement Date shall exist even if such Benchmark (or such component thereof) continues to be provided on such date).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Event" means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(2)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(3)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Benchmark (or the published component used in the calculation thereof).

"Benchmark Unavailability Period" means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 3(c), and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 3(c).

"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

"Bid Disqualification Condition" means, with respect to any firm bid by an Approved Dealer, as determined in good faith by the Administrative Agent, (1) either (x) such Approved Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Asset, or (y) such Approved Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under the applicable Underlying Instruments to the assignment or transfer of such Portfolio Asset to it; or (2) such firm bid is not bona fide due to (x) the insolvency of the Approved Dealer or (y) the inability, failure or refusal of the Approved Dealer to settle the purchase of such Portfolio Asset or otherwise settle transactions in the relevant market or perform its obligations generally.

"Borrowing" means a borrowing consisting of simultaneous Loans of the same Type and, in the case of a Term SOFR Borrowing, having the same Interest Accrual Period made by the Lenders.

"Borrower" has the meaning specified in the introductory paragraph hereof.

"Borrower LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of May 28, 2025 and as may be further amended, restated or otherwise modified from time to time.

"Borrowing Request" has the meaning specified in Section 2(c).

"Bridge Loan" means any loan or other obligation that (x) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a person or similar transaction and (y) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or other obligation that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby, automatically or at the sole option of the obligor thereof, the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

"Business Day" means (a) except to the extent provided in clause (b) below, any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York, Paris, France or the city in which the corporate trust office of the Custodian is located and (b) in relation to Term SOFR Loans and any interest rate setting, funding, disbursement, settlement or payment of any Term SOFR Loan, any day that is a U.S. Government Securities Business Day.

"CCC Asset" means a Portfolio Asset (without duplication) that has (A) an issuer credit rating (or if an issuer rating is not available, a facility rating) of "CCC+" or lower by S&P or (B) a corporate family rating (or if a corporate family rating is not available, a facility rating) of "Caa1" or lower by Moody's at such time; provided that for purposes of this Agreement, derived ratings shall not be considered (for example an asset with a Moody's corporate family rating of "B3" and no issuer rating or facility rating from S&P shall not constitute a CCC Asset).

"CCC Excess" means an amount equal to the excess, if any, of the Principal Balance of all CCC Assets (excluding Defaulted Assets, Deferring Assets, Ineligible Assets and Purchased CCC Assets) over an amount equal to 7.5% of the Collateral Principal Amount; provided that in determining which CCC Assets (excluding Defaulted Assets, Deferring Assets, Ineligible Assets and Purchased CCC Assets) shall be included in the CCC Excess, the CCC Assets with the lowest Market Value (expressed as percentage of the principal balance of such CCC Assets) shall be deemed to constitute such CCC Excess.

"CCC Excess Asset" means each asset included in the CCC Excess.

"CCC Excess Cohort I" means the aggregate Principal Balance of CCC Excess Assets, not to exceed the greater of (a) 7.5% the Collateral Principal Amount and (b) 5.0% of the Target Collateral Amount, provided that the CCC Excess Assets with the lowest Market Value shall be included first in the CCC Excess Cohort I.

"CCC Excess Cohort I Asset" means each asset included in the CCC Excess Cohort I.

"CCC Excess Cohort II" means the aggregate Principal Balance of all CCC Excess Assets (excluding CCC Excess Cohort I Assets), not to exceed the product of (a) 5.0% and (b) the Collateral Principal Amount, provided that the CCC Excess Assets (excluding any CCC Excess Cohort I Assets) with the lowest Market Value shall be included first in the CCC Excess Cohort II.

"CCC Excess Cohort II Asset" means each asset included in the CCC Excess Cohort II.

"CCC Excess Cohort III" means the aggregate Principal Balance of all CCC Excess Assets, excluding CCC Excess Cohort I Assets and CCC Excess Cohort II Assets.

"CCC Excess Cohort III Asset" means each asset included in the CCC Excess Cohort III.

"CLO Settlement Period" means the period following the occurrence of an Approved CLO Event until the earlier of (a) the closing of the related Approved CLO and (b) 60 days from the occurrence of the Approved CLO Event.

"CME Term SOFR Administrator" means CME Group Benchmark Administration Limited, as administrator of the forward-looking term Secured Overnight Financing Rate (or any successor administrator thereof).

"Code" means the Internal Revenue Code of 1986, as amended.

"Cohort I Defaulted/Deferring Assets" means a Defaulted Asset or a Deferring Asset (other than an Ineligible Asset, but including any such Portfolio Asset with respect to which there are outstanding purchase commitments which have traded but not yet settled) with an aggregate Principal Balance not exceeding the greater of (a) 5.0% of the Collateral Principal Amount and (b) 3.5% of the Target Collateral Amount; provided that the Defaulted Assets and Deferring Assets with the lowest Market Value shall be included first in the Cohort I Defaulted/Deferring Assets.

"Collateral" has the meaning specified in Section 5(a) hereof.

"Collateral Management Agreement" means the collateral management agreement dated on or about the date hereof between the Borrower and the Collateral Manager.

"Collateral Manager" has the meaning specified in the introductory paragraph hereof.

"Collateral Manager Event" means the occurrence of any of the following:

(a)          the Collateral Manager fails to perform or observe any material covenant or agreement contained in any Transaction Document to which it is a party (subject to all applicable qualifications relating to materiality and all applicable grace periods and it being understood that any Stop Purchase Event or Sale Trigger Event or the failure of any Concentration Limitation is not such a failure) which failure remains unremedied for a period of 30 days after the earlier of the date on which (x) written notice of such failure shall have been delivered to the Collateral Manager and (y) a senior officer of the Collateral Manager first obtained actual knowledge of such failure;

(b)          any representation or warranty of the Collateral Manager in any Transaction Document is or shall be incorrect or misleading in any material respect when made or deemed made which remains unremedied for a period of 30 days after the earlier of the date on which (x) written notice of such failure shall have been delivered to the Collateral Manager and (y) a senior officer of the Collateral Manager first obtained actual knowledge of such failure;

(c)          the occurrence and continuance of a Bankruptcy Event with respect to the Collateral Manager; or

(d)          (i) the Collateral Manager being indicted for a criminal offense materially related to the asset management business of the Collateral Manager or (ii) any officer or director of the Collateral Manager having responsibility for the performance by the Collateral Manager of its obligations under any Transaction Document being indicted for a criminal offense materially related to the primary business of the Collateral Manager; provided that the Collateral Manager will be deemed to have cured any Collateral Manager Event pursuant to this clause (ii) if the Collateral Manager terminates or causes the termination of employment of all individuals who engaged in the conduct constituting cause pursuant to this clause (ii) within 30 days after any such indictment.

"Collateral Manager Reimbursable Expenses" means all reasonable and documented fees and expenses of the Collateral Manager incurred in connection with its obligations under the Collateral Management Agreement and other Transaction Documents, including those payable in accordance with Section 7 of the Collateral Management Agreement.

"Collateral Principal Amount" means, at any time, an amount equal to the sum of:

(a)          the aggregate Principal Balance of all Portfolio Assets (other than Ineligible Assets) both owned and in respect of which there are outstanding purchase commitments which have traded but not yet settled, but excluding any Portfolio Assets in respect of which there are outstanding sale commitments which have traded but not yet settled, plus

(b)          the positive difference, if any, of (1) the aggregate amount of Eligible Investments held in the Principal Collection Subaccount and Investor Account minus (2) the amount of Eligible Investments held in the Principal Collection Subaccount and Investor Account that will be needed to settle any Asset purchases which have not actually settled as of the day of calculation.

"Collection Account" has the meaning specified in Section 4(a).

"Commitment" means (i) with respect to each Lender, the commitment of such Lender to make Loans in the amount set forth opposite such Lender's name on Schedule E hereto (or pursuant to an Assignment and Assumption), as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement and (ii) with respect to each Investor, the commitment of such Investor to purchase Membership Interests in the amount listed under the "Maximum Membership Interests" set forth in Schedule D-1 or Schedule D-2 hereto, as applicable; provided that, at the written request of the Administrative Agent (which may be via email), the "Maximum Membership Interests" of each Investor may be increased on a pro rata basis by mutual agreement (which may be via email) among the Administrative Agent, the Collateral Manager and the Investors without any amendment to this Agreement.

"Commitment Percentage" means, with respect to any Investor on any date of determination, the ratio (expressed as a percentage) equal to (a) such Investor's Unfunded Commitment as of such date divided by (b) the aggregate Unfunded Commitments of all Investors as of such date.

"Concentration Limitations" means the limitations set forth on Schedule C.

"Confidential Information" has the meaning specified in Section 13(n).

"Controlling Investor" means the Majority Investor on the Effective Date.

"Cov-Lite Loan" is an obligation the Underlying Instruments for which do not (i) contain any financial covenants or (ii) require the borrower or obligor thereunder to comply with any Maintenance Covenants (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Underlying Instruments); provided that an obligation described in clause (i) or (ii) will not constitute a Cov-Lite Loan if such Underlying Instruments contains a cross-default provision to, or such obligation is pari passu with, another obligation of the borrower or obligor thereunder that requires such borrower or obligor to comply with a Maintenance Covenant (and for the avoidance of doubt, for purposes of satisfying this proviso, compliance with a Maintenance Covenant may be required (x) at all times or only while such other loan is funded or upon the occurrence of a particular event or (y) upon the occurrence of some other specified springing event).

"Current Pay Assets" means any Portfolio Asset (other than a DIP Loan) that would otherwise be treated as a Defaulted Asset but as to which no payments are contractually due and payable that are unpaid and with respect to which (a) the Collateral Manager has certified to the Administrative Agent in writing that it believes, in its reasonable business judgment, that the issuer or obligor of such Asset will continue to make scheduled payments of interest (and/or fees, as applicable, in the case of a Delayed Drawdown Loan) contractually due thereon and will pay the principal thereof by maturity or as otherwise contractually due, (b) if the issuer or obligor is subject to a bankruptcy proceeding, it has been the subject of an order of a bankruptcy court that permits it to make the scheduled payments on such Asset and all interest (and/or fees, as applicable, in the case of a Delayed Drawdown Loan) and principal payments contractually due thereunder and any other court‑authorized payments have been paid in cash when due and (c) such Portfolio Asset satisfies the S&P Additional Current Pay Criteria.

"Custodial Account" has the meaning specified in Section 4(a).

"Custodian" means State Street Bank and Trust Company in its capacity as securities intermediary under the Account Control Agreement.

"Daily Simple SOFR" means, for any day (a "SOFR Rate Day"), a rate per annum equal to SOFR for the day (such day a "SOFR Determination Date") that is five U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator's Website.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

"Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws or proceedings of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

"Defaulted Asset" means any Asset as to which:

(a)          a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Asset; provided that (1) such default shall not have been cured and (2) any such default may continue for a period of up to five Business Days or seven days (whichever is greater) from the date of such default;

(b)          a default of which the Collateral Manager has received written notice, or of which an officer of the Collateral Manager has actual knowledge, as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same issuer or obligor which is senior or pari passu in right of payment to such Asset; provided that (1) such default shall not have been cured and (2) any such default may continue for a period of up to five Business Days or seven days (whichever is greater) from the date of such default; provided further that both the Asset and such other debt obligation are full recourse obligations of the applicable issuer or obligor and secured by the same collateral;

(c)          a Bankruptcy Event has occurred with respect to such obligor;

(d)          the obligor of such Asset has an S&P rating of "SD" or "CC" or lower or had such rating before such rating was withdrawn and which has not been reinstated as of the date of determination, or the obligor on such Asset has a "probability of default" rating assigned by Moody's of "D" or "LD";

(e)          such Asset is pari passu or subordinated to other indebtedness for borrowed money owing by the obligor thereof, to the extent that such other indebtedness has an S&P rating of "SD" or "CC" or lower or had such rating before such rating was withdrawn, or the obligor on such Asset has a "probability of default" rating assigned by Moody's of "D" or "LD"; provided that both the Asset and such other debt obligation are full recourse obligations of the applicable obligor and secured by the same collateral;

(f)          the Collateral Manager has received written notice or has actual knowledge that a default has occurred under the Underlying Instruments and any applicable grace period has expired and the holders of such Asset have accelerated the repayment of the Asset (but only until such acceleration has been rescinded or annulled) in the manner provided in the relevant Underlying Instruments;

(g)          the Collateral Manager has in its reasonable commercial judgment otherwise declared such debt obligation to be a "Defaulted Asset" and provided notice thereof to the Majority Investors; or

(h)          a distressed exchange or other distressed debt restructuring has occurred, as reasonably determined by the Collateral Manager, pursuant to which the obligor of such Asset has issued to the holders of such Asset a new security or package of securities or obligations that, in the sole judgment of the Collateral Manager, amounts to a diminished financial obligation or has the purpose of helping the issuer of such Asset avoid default; provided that such Asset will not be deemed a "Defaulted Asset" if the securities or obligations received by the Borrower in connection with such exchange or restructuring meet the Eligibility Criteria;

provided that an Asset shall not constitute a Defaulted Asset pursuant to any of clauses (b) through (e) above, if such Asset is a DIP Loan (other than a DIP Loan that has an S&P rating of "SD" or "CC" or lower or had such rating before such rating was withdrawn); provided, further, that a Portfolio Asset will not constitute a Defaulted Asset pursuant to any of clauses (b) through (e) above if such Portfolio Asset is a Current Pay Asset (provided that for all purposes other than the calculation of the Sale Trigger Net Asset Value, the aggregate Principal Balance of Current Pay Assets exceeding 5.0% of the Collateral Principal Amount will be treated as Defaulted Assets and the Current Pay Assets with the lowest Market Value will be included first in such excess).

"Deferrable Security" is an obligation (other than a Permitted Deferrable Security) which by its terms permits the deferral and/or capitalization of payment of accrued, unpaid interest.

"Deferring Asset" means a Deferrable Security that is deferring the payment of interest due thereon.

"Delaware LLC" means any limited liability company organized or formed under the laws of the State of Delaware.

"Delaware LLC Division" means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

"Delayed Drawdown Account" has the meaning specified in Section 4(a).

"Delayed Drawdown Excess" means, on any date of determination, the excess (if any) of (A) the amounts on deposit in the Delayed Drawdown Account over (B) the sum of the undrawn funding obligations under all Delayed Drawdown Loans that have not been irrevocably terminated in accordance with the applicable Underlying Instruments.

"Delayed Drawdown Loan" is an obligation that (a) requires the creditor to make one or more future advances to the borrower under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the reborrowing of any amount previously repaid by the borrower thereunder; but any such Asset will be a Delayed Drawdown Loan only until all commitments by the Borrower to make advances to the borrower expire or are terminated or are reduced to zero.

"DIP Loan" means a loan made to a debtor-in-possession pursuant to Section 364 of the United States Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the United States Bankruptcy Code and fully secured by senior liens.

"Discount Asset" means a Portfolio Asset (other than an Ineligible Asset, a Defaulted Asset, a Deferring Asset or a Purchased CCC Asset) that has a value of below 80.0% of the Leveraged Loan Index Price.

"Dollar" means the lawful currency of the United States of America.

"EBITDA" means earnings before interest, taxes, depreciation and amortization.  The amount of EBITDA for any period for any obligor may be determined by reference to the amount of EBITDA identified by such obligor (a) in the most recent compliance certificate delivered to the related administrative agent under the terms of the related loan agreement, (b) in any public filing by such obligor or (c) in any offering memorandum pertaining to a new issue loan prepared by the related administrative agent, which in each case such EBITDA calculation may reflect certain additions and subtractions made by such obligor pursuant to the terms of such loan agreement or, in the case of a new issue loan, the terms of such envisaged loan agreement.

"Effective Date " means May 29, 2025.

"Eligible Investment Required Ratings" means (a) if such obligation or security (i) has both a long-term and a short-term credit rating from Moody's, such ratings are "Aa3" or higher (not on credit watch for possible downgrade) and "P-1" (not on credit watch for possible downgrade), respectively, (ii) has only a long-term credit rating from Moody's, such rating is at least equal to or higher than the current Moody's long-term ratings of the U.S. government and (iii) has only a short-term credit rating from Moody's, such rating is "P-1" (not on credit watch for possible downgrade) and (b) a short-term credit rating of "A-1" or higher by S&P (or, in the absence of a short-term credit rating, a long-term credit rating of "A+" or higher by S&P).

"Eligible Investments" means, either (a) cash or (b) any Dollar investment that is a "cash equivalent" for purposes of the loan securitization exemption under the Volcker Rule and at the time it is delivered (directly or through an intermediary or bailee), is one or more of the following obligations or securities:

(i)          direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America and which obligations of such agency or instrumentality satisfy the Eligible Investment Required Ratings at the time of such investment or contractual commitment providing for such investment;

(ii)          demand and time deposits in, bank deposit products of, certificates of deposit of, trust accounts with, bankers' acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days after issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii)          commercial paper or other short-term obligations (other than asset-backed commercial paper) with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; and

(iv)          money market funds that have, at all times, credit ratings of "Aaa-mf" or equivalent ratings at that time by Moody's or "AAAm" or equivalent ratings at that time by S&P, respectively (provided that such equivalent ratings shall comply with each of Moody's and S&P's then current criteria);

provided that (1) Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations, other than those referred to in clause (iv) above, as mature (or are putable at par to the issuer thereof) no later than the earlier of 60 days from the date of purchase and the Business Day prior to the next Interest Payment Date unless such Eligible Investments are issued by the Custodian in its capacity as a banking institution, in which event such Eligible Investments may mature on such Interest Payment Date; and (2) none of the foregoing obligations shall constitute Eligible Investments if (a) such obligation has an "f", "p", "t" or "sf" subscript assigned to the rating by S&P, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) payments with respect to such obligations or proceeds of disposition are subject to withholding taxes (other than withholding taxes that may be payable with respect to FATCA) by any jurisdiction unless the payor is required to make "gross-up" payments that cover the full amount of any such withholding tax on an after-tax basis, (d) such obligation is secured by real property, (e) such obligation is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (g) in the Collateral Manager's judgment, such obligation is subject to material non-credit related risks, (h) such obligation is a Structured Finance Obligation or (i) such obligation is represented by a certificate of interest in a grantor trust.  Eligible Investments may include, without limitation, those investments issued by or made with the Custodian or for which the Custodian or an Affiliate of the Custodian is the obligor or depository institution, or provides services and receives compensation.

"Eligibility Criteria" means the eligibility criteria set forth on Schedule B hereto.

"Event of Default" means the occurrence of any of the following:

(a)          The Borrower shall fail to pay (1) principal or (2) interest, fees or any other amount owing by it under this Agreement when due and payable; provided that, in the case of clause (2), such failure remains unremedied for a period of five Business Days after the earlier of the date on which (x) written notice of such failure shall have been delivered to the Borrower and (y) the Borrower first obtained actual knowledge of such failure;

(b)          the Borrower (i) fails to perform or observe any covenant or agreement contained in Sections 5(a), 5(b), 5(e), clauses (A) and (B) of Section 10(a)(i) and Section 10(c) if such failure is incapable of remedy, or if such failure is capable of remedy, such failure remains unremedied for a period of five Business Days after the earlier of the date on which (x) written notice of such failure shall have been delivered to the Borrower and (y) the Borrower first obtained actual knowledge of such failure or (ii) fails to perform or observe any other covenant or agreement contained in any Transaction Document (subject to all applicable qualifications relating to materiality and all grace periods set forth therein and it being understood that any Stop Purchase Event or Sale Trigger Event or the failure of any Concentration Limitation is not such a failure) and such failure remains unremedied for a period of 30 days after the earlier of the date on which (x) written notice of such failure shall have been delivered to the Borrower and (y) the Borrower first obtained actual knowledge of such failure;

(c)          any representation or warranty of the Borrower or any Investor in any Transaction Document or in connection with any Transaction Document is or shall be incorrect or misleading in any material respect when made or deemed made and such failure remains unremedied for a period of 30 days after the earlier of the date on which (x) written notice of such failure shall have been delivered to the Borrower or the applicable Investor and (y) the Borrower or the applicable Investor first obtained actual knowledge of such failure;

(d)          a Bankruptcy Event with respect to the Borrower;

(e)          a Sale Trigger Event Cure Failure;

(f)          [reserved];

(g)          this Agreement shall for any reason fail or cease to create a valid and enforceable security interest on any Collateral purported to be covered hereby, or such security interest shall fail or cease to be a perfected and first priority security interest (subject to any Permitted Liens), or the Borrower shall so state in writing; or

(h)          the Investors fail to fully fund by the respective cut-off time any portion of the purchase price of Membership Interests when requested by the Collateral Manager and such failure continues unremedied for five Business Days (or, if the Investors have delivered evidence reasonably satisfactory to the Administrative Agent that such investors have called capital for the purpose of curing such failure and such failure continues unremedied for eight Business Days from the initial request by the Collateral Manager to fund such purchase of Membership Interests).

"Excepted Property" means the U.S.$250 proceeds of the issuance of the Borrower's ordinary shares, a U.S.$250 transaction fee payable to the Borrower in connection with the Transaction Documents, the bank account in which such monies are held (which shall not be any of the Accounts) and all interest and other proceeds received in connection therewith.

"Excess CCC Asset" means a CCC Asset included in the CCC Excess.

"Excess Concentration" means, for each Portfolio Asset (other than CCC Assets), the dollar reduction in the Principal Balance thereof necessary to satisfy all applicable Concentration Limitations.  For the avoidance of doubt, the Excess Concentration for any Portfolio Asset on any date shall be determined so as to result in the lowest aggregate amount of Excess Concentration.

"Excess Concentrations" means the aggregate of each Excess Concentration with respect to each Portfolio Asset.

"Excluded Taxes" means (A) any Tax imposed on or measured by the net income or net profits of a recipient (however denominated), franchise Taxes, or branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located, or (ii) imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document) ("Other Connection Taxes"), (B) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2(i), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (C) any Taxes resulting from a failure by a Lender or any assignee or participant to timely provide to the Borrower, the Custodian or the Administrative Agent (i) properly completed and duly executed IRS Form W‑9 or applicable IRS Form W-8 (together with all appropriate attachments), or any applicable successor forms and (ii) such other properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower and the Administrative Agent as will enable the Borrower and the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements and permit payments to be made without withholding or deduction or at a reduced rate of withholding or deduction, unless in the Lender's reasonable judgment such completion, execution or submission of such documentation would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender and (D) any U.S. federal withholding Taxes imposed pursuant to FATCA.

"Exercise Notice" has the meaning specified in Section 5(i).

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any related provisions of law, court decisions or administrative guidance, treaty or intergovernmental agreement between the United States and another taxing jurisdiction, any implementing legislation, regulations, rules, guidance notes or practices in respect thereof and agreements entered into with a taxing authority thereunder or with respect thereto, including an agreement with the IRS contemplated by Section 1471(b) and any comparable non-U.S. law (including, in all cases described above, any amended or successor version that is substantively comparable and not materially more onerous to comply with).

"FATCA Registration Website" means a secure, web-based system that financial institutions can use to register under FATCA.

"Federal Funds Effective Rate" means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day's Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Fees and Expenses" means (i) all Borrower start-up costs and expenses, including the reasonable and documented fees and disbursement of outside counsel to the Borrower (including all annual return government fees), (ii) reasonable and documented fees and expenses of counsel to the Administrative Agent and the Lenders incurred in connection with the execution of this Agreement and the other Transaction Documents, (iii) reasonable and documented fees, indemnities and expenses of the Custodian incurred in connection with this Agreement and the other Transaction Documents and (iv) any amounts due in respect of the listing of the Membership Interests on any stock exchange or trading system; provided that the sum of the fees, indemnities and expenses described in the aforementioned clauses shall not exceed $100,000 (or such higher amount as mutually agreed between the Collateral Manager, the Majority Investors and the Administrative Agent) per annum in the aggregate; provided further, that for the avoidance of doubt, Fees and Expenses do not include Collateral Manager Reimbursable Expenses or indemnification payments.

"Firm Bid" means, with respect to any Portfolio Asset, an actionable, executable, written bid for value for such Portfolio Asset from an Approved Dealer (or, solely with respect to the transactions contemplated by Section 5(i), the Collateral Manager, the Investors or their respective designees, as applicable) to purchase such Portfolio Asset, which bid shall not be subject to a Bid Disqualification Condition.

"First Loss Cure Contribution" has the meaning set forth in Section 7(a).

"Fixed Rate Obligation" means any Asset that bears a fixed rate of interest.

"Floor" means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Benchmark.  For the avoidance of doubt the initial Floor for the Benchmark shall be zero.

"Incurrence Covenant" means a covenant by any borrower or obligor to comply with one or more financial covenants only upon the occurrence of certain actions of the borrower or obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

"Indemnitee" has the meaning set forth in Section 13(f).

"Ineligible Asset" means any Portfolio Asset that (a) fails to satisfy the Eligibility Criteria (other than those criteria waived by the Administrative Agent and the Lenders at the time of purchase of any such Portfolio Asset), (b) was purchased by the Borrower without the prior written consent of the Administrative Agent or (c) with respect to any Approved CLO, on and from the pricing date of such Approved CLO, would not be eligible for inclusion in the portfolio securing an Approved CLO.

"Interest Accrual Period" means, (a) with respect to the first Interest Accrual Period, the period from and including the Effective Date to, but excluding, the first Interest Payment Date and (b) for each successive Interest Accrual Period, the period from, and including, the immediately preceding Interest Payment Date to, but excluding, the following Interest Payment Date; provided that the last Interest Accrual Period shall end on, and exclude, the date on or after the Maturity Date on which no Loans are outstanding hereunder.

"Interest Collection Subaccount" has the meaning specified in Section 4(a).

"Interest Payment Date" means the 27th day of each February, May, August and November, beginning in August 2025, or if such day is not a Business Day, the next following Business Day.

"Interest Proceeds" means, (i) all payments and collections owing to the Borrower in its capacity as lender and attributable to interest on any Asset, including scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Asset, all payments of principal on Eligible Investments purchased with or representing funds held in the Interest Collection Subaccount or otherwise purchased with or representing Interest Proceeds, and all interest, earnings or income on Eligible Investments, (ii) any commitment, ticking, upfront, underwriting, prepayment, origination or amendment fees or any fees similar to any of the foregoing received in respect of any Asset, (iii) all amounts received in connection with any Asset due to any yield protection, increased cost, tax, expense, indemnity or similar provision in the related underlying instruments of such Asset and (iv) any fees or other amounts not representing principal received in connection with the sale or other disposition of any Asset (including, without limitation, amounts representing compensation for delayed settlement) received by the Borrower; provided that, for the avoidance of doubt, Interest Proceeds shall not include amounts in the Investor Account or any proceeds therefrom.

"Interim Distribution Amount" has the meaning specified in Section 2(l).

"Interim Payment Date" has the meaning specified in Section 2(l).

"Investor" has the meaning specified in the introductory paragraph hereof.

"Investor Account " has the meaning specified in Section 4(a).

"IRS" means the U.S. Internal Revenue Service.

"Lender Payment Amount" has the meaning specified in Section 2(l).

"Lenders" means the Persons listed on Schedule E and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

"Leveraged Loan Index Price" means, on any date of determination, a price equal to the price of the Morningstar/LSTA US Leveraged Loan 100 Index (Bloomberg Ticker: SPBDLLB) on such date.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of arrangement that has the practical effect of creating a security interest, in respect of such asset.  For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

"Loans" has the meaning specified in Section 2(a) hereof.

"Majority Investors" means, on any date of determination, the Investors holding at least 50.1% of the Membership Interests.

"Maintenance Covenant" means a covenant by any borrower or obligor to comply with one or more financial covenants during each reporting period, whether or not such borrower has taken any specified action.

"Market Value" means, with respect to any Portfolio Asset on any date of determination, (i) the "bid" price provided by a Pricing Source for such Portfolio Asset, as determined by the Administrative Agent, or (ii) if such "bid" price is not available or the Administrative Agent acting reasonably disagrees with such "bid" price and provides a written explanation outlining its reasoning for such disagreement, the market value determined by the Administrative Agent in good faith and in a commercially reasonable manner; provided that, in the event the Collateral Manager disagrees with the Administrative Agent's determination of Market Value of any Portfolio Asset as of any date of determination, the Collateral Manager may seek Firm Bids from two or more Approved Dealers and provide the Administrative Agent with either (i) the average of the bid-side quotes determined from three or more Firm Bids received by the Collateral Manager for the full Principal Balance of such Portfolio Asset (within one Business Day of such date of determination) from such Approved Dealers, and if the average of such Firm Bids is more than 1.0% higher or lower than the Administrative Agent's original determination, such average will be the Market Value of such Portfolio Asset as of such date of determination, otherwise the Market Value shall be the Administrative Agent's original determination, or (ii) if only two such Firm Bids can be obtained, the lower of the bid-side quotes of such two Firm Bids, and if such lower Firm Bid is more than 1.0% higher or lower than the Administrative Agent's original determination, then such lower Firm Bid will be the Market Value of such Portfolio Asset as of such date of determination, otherwise the Market Value shall be the Administrative Agent's original determination.  For the avoidance of doubt, any original determination of Market Value by the Administrative Agent that was equal to a bid-side quote determined by reference to a Pricing Source shall be conclusive and shall not be subject to the above proviso, so long as the quote is free of manifest error.

"Master Participation Agreement" means the master participation agreement, dated on or about the date of this Agreement, by and between the Borrower, as buyer, and the Participation Seller, as seller.

"Material Adverse Effect" means, with respect to any Person (a) a material adverse change in, or a material adverse effect upon, the operations,  properties, assets or financial condition of such Person or such Person and its Subsidiaries taken as a whole; (b) a material impairment of the ability of such Person to perform its obligations under any Transaction Document; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against such Person of any Transaction Document or (d) a material adverse effect upon the security interest or the rights and the remedies of the Administrative Agent or the Lenders under any Transaction Document.

"Material Documents" means, with respect to any Asset, to the extent in the possession of or reasonably available to the Collateral Manager without undue burden or expense, (a) a complete copy of the Underlying Instruments specifying the terms, and governing the repayment, of such Asset, (b) any offering memorandum, information memorandum or similar document, if any, relating to and distributed in connection with the issuance of such Asset, (c) any other marketing materials with respect to such Asset, (d) recent financial statements and projections of each related obligor, (e) a credit analysis of such Asset, and (f) any computational materials, stress runs, and cash flow analyses with respect to such Asset received by the Collateral Manager.

"Maturity Date" means the earliest to occur of (a) the 24-month anniversary of the Effective Date, (b) the date on which the Borrower (at the direction of the Collateral Manager, with the consent of the Majority Investors) elects to terminate the facility in accordance herewith, (c) the date on which the Loans are declared or become due and payable pursuant to Section 5(c) and (d) the 6-month anniversary of the occurrence of a Stop Purchase Event (unless during such 6-month period, such Stop Purchase Event is cured).

"Maximum Debt Facility Amount" means, on any date, the applicable amount according to the schedule below (provided that such amount may be increased by mutual agreement between the Administrative Agent and the Collateral Manager on behalf of the Borrower (which may be via email) upon written notice from the Administrative Agent to the Borrower and the Investors):

(a)          from and including the date hereof to and including the last day of the Revolving Period, initially U.S.$ 200 million; provided that (1) prior to the end of the Revolving Period, the Maximum Debt Facility Amount may be increased by up to $300 million in the Administrative Agent's sole discretion and (2) so long as a CLO Settlement Period is in effect, the Maximum Debt Facility Amount shall be automatically increased to the Target Debt Facility Amount, in each case, subject to the Administrative Agent acknowledging such increase (which acknowledgment shall be prompt and may be via email); and

(b)          after the Revolving Period (unless a CLO Settlement Period is in effect), an amount equal to the Outstanding Principal Amount of the Loans (assuming that all Loans have been made for all outstanding purchase commitments for Portfolio Assets which have traded but not settled) as determined on the last day of the Revolving Period.

"Membership Interest Subscription Agreement" means, with respect to each Investor, a subscription agreement, substantially in the form of Annex D hereto, between the Borrower and such Investor, pursuant to which such Investor subscribes for the Membership Interests.

"Membership Interests" means the membership interests of the Borrower which, as a class, will have the rights and will be subject to the restrictions set forth in the Membership Interest Subscription Agreement and the Borrower LLC Agreement.

"Minimum Aggregate Cumulative Deposit" means 1.25% of the Target Collateral Amount.

"Minimum Aggregate Investor Increment" means $250,000; provided that such amount may be increased by mutual agreement between the Administrative Agent, the Majority Investors and the Collateral Manager (on behalf of the Borrower) if any additional Investors become an Investor by purchasing Membership Interests in accordance with the Borrower LLC Agreement.

"Moody's" means Moody's Investor's Service, Inc. and any successor thereto.

"Moody's Collateral Value" has the meaning set forth in the Reference Document.

"NYFRB" means the Federal Reserve Bank of New York.

"Operating Guidelines" has the meaning specified in Section 10(d).

"Other Taxes" has the meaning specified in Section 2(i).

"Outstanding Principal Amount" means, as of any date of determination, the total principal amount of Loans made hereunder minus the amount of all repayments and prepayments of the principal amount of Loans on or prior to such date pursuant to Section 2.

"Participation Interest" means a participation interest in a loan.

"Participation Seller" means BlackRock Private Credit Fund Leverage I, LLC.

"Permitted Deferrable Asset" means a Portfolio Asset with respect to which under the related Underlying Instruments (i) a portion of the interest due thereon is required to be paid in cash on each payment date therefor and is not permitted to be deferred or capitalized (with a minimum cash payment required under the Underlying Instruments of (x) in the case of a floating rate obligation, the Benchmark plus 1.00% or (y) in the case of a fixed rate obligation, 3.00%), provided that any Portfolio Asset that provides for periodic payments of interest thereon in cash no less frequently than semi-annually and the portion of interest required to be paid in cash under the terms of the Underlying Instrument results in the outstanding principal amount of such Portfolio Asset having an effective rate of current interest paid in cash on such day of not less than (a) if such Portfolio Asset is a Fixed Rate Obligation, 4.50% per annum or (b) otherwise, 2.50% per annum over the applicable index rate, in each case shall be deemed not to be a Partial Deferrable Loan hereunder, and (ii) the issuer thereof or obligor thereon may defer or capitalize the remaining portion of the interest due thereon. For the avoidance of doubt, any Permitted Deferrable Asset that fails to make the minimum cash payment required under the Underlying Instruments (subject to any applicable grace period therein) shall be treated as a Defaulted Asset for all purposes hereunder.

"Permitted Dividend Distributions" means distributions that are permitted on any Interest Payment Date if the following conditions are satisfied on such Interest Payment Date:

(a)          no Event of Default has occurred and is continuing; and

(b)          the Revolving Period has not terminated following a Stop Purchase Event (after expiration of the applicable cure period).

"Permitted Liens" means (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if the Borrower shall currently be contesting amount or the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens, (b) Liens granted pursuant to or by the Transaction Documents, (c) the restrictions on transferability imposed by the Underlying Instruments (but only to the extent relating to customary procedural requirements and agent and obligor consents (except where the Collateral Manager or any of its Affiliates is the agent) expected to be obtained in due course and provided that any Obligor consents will be obtained prior to the delivery of the related Collateral hereunder pursuant to Section 5), (d) the restrictions on transferability imposed by any shareholder agreements in respect of equity securities acquired in connection with the restructuring of any Asset or the exercise of remedies with respect thereto, (e) with respect to agented Portfolio Assets, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such obligor under the related Portfolio Asset, (f) materialman's, warehouseman's, mechanics' and other Liens arising by operation of law in the ordinary course of business if such sums shall not at the time be due and payable or if the appropriate person shall currently be contesting the validity thereof in good faith and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens, (g) Liens in favor of each of the Custodian to secure amounts owing to it pursuant to the Account Control Agreement and (h) with respect to any Portfolio Assets, Liens on the underlying collateral for such Portfolio Assets.

"Permitted Participation Interest" means each participation interest purchased by the Borrower pursuant to the Master Participation Agreement.

"Permitted RIC Distribution" means dividends and distributions in either case in cash or other property (excluding for this purpose the Borrower's capital stock) in any taxable year of the Borrower's sole regarded owner for U.S. federal income tax purposes in amounts not to exceed 110% of the amounts that, in the good faith determination of the Borrower's sole regarded owner, would be required to be distributed by the Borrower to (1) allow the Borrower to satisfy the minimum distribution requirements imposed by section 852(a) of the Code to maintain its eligibility to be taxed as a RIC for any such taxable year, (2) reduce to zero for any such taxable year its liability for federal income taxes imposed on (y) its investment company taxable income pursuant to section 852(b)(1) of the Code, and (z) its net capital gain pursuant to section 852(b)(3) of the Code, and (3) reduce to zero its liability for federal excise taxes for any such calendar year imposed pursuant to section 4982 of the Code, in the case of each of (1), (2), and (3), calculated assuming that the Borrower had qualified to be taxed as a RIC for such taxable year.

"Person" means an individual, corporation (including a business trust or a limited liability company), partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

"Portfolio Asset" means each Asset acquired (or committed to be acquired) by the Borrower hereunder.

"Preapproved Assets" has the meaning specified in Section 2(b)(i).

"Pricing Source" means each of Loan Pricing Corporation, LoanX, MarkIt Partners or any other nationally recognized loan pricing service mutually agreed upon by the Administrative Agent and the Collateral Manager; provided, that neither the Collateral Manager nor any of its Affiliates shall be a Pricing Source; provided, further, that the Administrative Agent shall have the ability upon at least 15 Business Days prior written notice to advise the Collateral Manager that one or more sources listed herein is no longer considered to be a Pricing Source and, in connection therewith, the Collateral Manager (in consultation with the Administrative Agent) may propose a replacement loan pricing service (including via email), which shall become a Pricing Source hereunder unless the Administrative Agent reasonably objects within five (5) Business Days thereof (or such shorter period with the consent of the Administrative Agent); provided, that the Administrative Agent may only provide such notice if in its commercially reasonable discretion such Pricing Source has largely or entirely exited the loan pricing business and the Administrative Agent may not provide such notice if, after giving effect thereto, no loan pricing service would constitute a Pricing Source.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by the Person acting as the Administrative Agent as its prime rate in effect at its principal office in New York City.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

"Principal Balance" means, with respect to any Asset as of any date of determination, the outstanding principal amount of such Asset (including the maximum outstanding unfunded commitment under such Asset) as of such date of determination.

"Principal Collection Subaccount" has the meaning specified in Section 4(a).

"Principal Proceeds" means all amounts received by the Borrower with respect to the Portfolio Assets (other than Interest Proceeds) and any Delayed Drawdown Excess transferred to the Principal Collection Subaccount pursuant to Section 4(a); provided that, for the avoidance of doubt, Principal Proceeds shall not include the Excepted Property.

"Priority of Payments" means the priority of payments set forth in Section 4(b).

"Promissory Note" has the meaning set forth in Section 2(e).

"Purchase Approval Request" has the meaning specified in Section 2(b)(i).

"Purchase Option" has the meaning specified in Section 5(i).

"Purchase Price" means, with respect to each Portfolio Asset, the amount paid (or committed to be paid) in cash by the Borrower to acquire such Asset.  It is understood that the Purchase Price of any Asset shall be reduced by the product of (i) the proceeds from any repayments or prepayments of such Asset received by the Borrower and (ii) the original purchase price (expressed as a percentage of par) of such Asset at the time of acquisition by the Borrower.

"Purchased CCC Asset" means a Portfolio Asset (without duplication) that has (A) an assigned issuer credit rating (or if an issuer rating is not available, a facility rating) of  "CCC+" or lower by S&P or (B) a corporate family rating (or if a corporate family rating is not available, a facility rating) of "Caa1" or lower by Moody's, in each case, at time of purchase; provided that for the purposes of this Agreement, derived ratings shall not be considered (for example an asset with a Moody's corporate family rating of "B3" and no issuer rating or facility rating from S&P shall not constitute a Purchased CCC Asset).

"Purchased Ineligible Asset" has the meaning specified in Section 2(b).

"Qualified Purchaser" has the meaning specified in the Investment Company Act of 1940, as amended.

"Reference Document" means (i) prior to an Approved CLO Event, the indenture in respect of the Magnetite XLV CLO transaction and (ii) on and after an Approved CLO Event, the most recently distributed version of the indenture, in respect of the Approved CLO to which such Approved CLO Event relates.

"Reference Time" means, with respect to any setting of the then-current Benchmark, (i) if such Benchmark is based on Term SOFR, then two Business Days prior to such setting, or (ii) in the case of any other Benchmark, the time determined by the Administrative Agent in its reasonable discretion.

"Register" has the meaning specified in Section 13(e).

"Registered" means in registered form for U.S. federal income tax purposes.

"Relevant Governmental Body" means the Federal Reserve Board, the NYFRB or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB or, in each case, any successor thereto.

"Required Lenders" means, at any time, Lenders whose aggregate outstanding Loans and unused Commitments represent more than 50% of the total outstanding Loans and unused Commitments at such time.

"Requisite Price" has the meaning specified in Section 5(i).

"Revolving Period" means the period from and including the Effective Date to but excluding the 24-month anniversary of the Effective Date; provided that the Revolving Period shall terminate upon the occurrence of (i) a Collateral Manager Event, where the Collateral Manager has not  been replaced in accordance with the Collateral Management Agreement within 20 Business Days or (ii) a Stop Purchase Event (after the expiration of the applicable cure period); provided further that (i) if the Revolving Period is terminated following a Stop Purchase Event, the Revolving Period shall be reinstated with its original ending date upon curing such Stop Purchase Event so long as no Event of Default has occurred and is continuing and (ii) the Collateral Manager and Administrative Agent may mutually agree to extend such Revolving Period.

"RIC" means a "regulated investment company" within the meaning of Section 851 of the Code.

"S&P" means S&P Global Ratings, an S&P Global Business, and any successor or successors thereto.

"S&P Additional Current Pay Criteria" has the meaning set forth in the Reference Document.

"S&P Collateral Value" has the meaning set forth in the Reference Document.

"Sale Trigger Event" means an event that occurs if, on any date of determination and as determined by the Administrative Agent, the Sale Trigger LTV Ratio exceeds 85.0%, or such higher percentage as may be agreed to in writing by the Administrative Agent; provided that during a CLO Settlement Period, no Sale Trigger Event shall be able to occur and no requirement in this Agreement related to a Sale Trigger Event shall apply.

"Sale Trigger Event Cure Failure" has the meaning specified in Section 7(b).

"Sale Trigger LTV Ratio" means, on any date of determination, the ratio (expressed as a percentage) determined by the Administrative Agent equal to (a) the Outstanding Principal Amount (assuming that Loans have been made (at the expected Advance Rate at the time of settlement) for all outstanding purchase commitments for Assets which have traded but not settled) divided by (b) the Sale Trigger Net Asset Value.

"Sale Trigger Net Asset Value" means, on any date of determination, as determined by the Administrative Agent, the sum of:

(A) in respect of any Portfolio Asset (other than an Ineligible Asset, Defaulted Asset or Deferring Asset, and both owned and in respect of which there are outstanding purchase commitments which have traded but not yet settled), the lower of the Purchase Price or Principal Balance of such Portfolio Asset, plus

(B) in respect of any Ineligible Asset (both owned and in respect of which there are outstanding purchase commitments which have traded but not yet settled), zero, plus

(C) in respect of any Cohort I Defaulted/Deferring Asset, the lower of the Market Value or 50% of the Principal Balance of such Portfolio Asset, and in respect of any Defaulted Asset or Deferring Asset (other than an Ineligible Asset or a Cohort I Defaulted/Deferring Asset and both owned and in respect of which there are outstanding purchase commitments which have traded but not settled) zero, plus

(D) the aggregate amount of cash and the Market Value of all cash equivalents held in the Principal Collection Subaccount and Investor Account plus the aggregate amount of cash and the Market Value of all cash equivalents held in the Interest Collection Subaccount, in excess of the Fees and Expenses, Collateral Manager Reimbursable Expenses and any accrued and unpaid interest on the Loans;

provided that, with respect to any Portfolio Asset that satisfies more than one of the clauses above, such Portfolio Asset shall, for the purposes of this definition, be treated as belonging to the category of Portfolio Assets which results in the lowest Sale Trigger Net Asset Value on any date of determination.

"Sanctioned Country" means a country or territory that is the subject of comprehensive, country- or territory-wide Sanctions, including, but not limited to, as of the date hereof Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called People's Republics of Donetsk and Luhansk.

"Sanctioned Person" means any Person that is a designated target of any Sanctions or otherwise a target of any Sanctions, including as a result of being (a) owned or controlled directly or indirectly by any Persons (or Person) that are designated targets of any Sanctions, or (b) organized under the laws of, located in, or a citizen or resident of, any Sanctioned Country.

"Sanctions" means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or any member state thereof, or (d) His Majesty's Treasury of the United Kingdom.

"SEC" means the United States Securities and Exchange Commission.

"Second Lien Loan" has the meaning set forth in the Reference Document.

"Secured Obligations" has the meaning specified in Section 5(a) hereof.

"Securities Act" has the meaning specified in Section 5(d)(i).

"Senior Secured Loan" has the meaning set forth in the Reference Document.

"Settled Book Value" means with respect to Portfolio Assets, the sum of the Purchase Prices of all such Assets which have traded and either (1) have settled or (2) the Administrative Agent reasonably expects will be settled in the period starting from and including the Effective Date to and including the Business Day immediately succeeding the day of calculation. In connection with calculating the Settled Book Value on any date, any sold Assets which have traded and settled or are settling by the Business Day immediately succeeding the day of calculation should be netted against any purchased Assets which have traded and settled or are settling as per the preceding sentence.

"SG" means, collectively, SG Americas Securities, LLC and Société Générale.

"SOFR" means the secured overnight financing rate as administered by the SOFR Administrator.

"SOFR Administrator" means the NYFRB (or a successor administrator of the secured overnight financing rate).

"SOFR Administrator's Website" means the SOFR Administrator's website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

"SOFR Determination Date" has the meaning specified in the definition of "Daily Simple SOFR."

"SOFR Rate Day" has the meaning specified in the definition of "Daily Simple SOFR."

"Stop Purchase Cure Amount" means, for any Stop Purchase Cure Event, such amount that, as calculated by the Administrative Agent, will reduce the Stop Purchase LTV Ratio to, at most, 77.5%.

"Stop Purchase Cure Event" means an event that will occur on any date during the Stop Purchase Cure Period on which a Stop Purchase Event is cured pursuant to Section 7(b) or the Stop Purchase LTV Ratio is otherwise reduced to, at most, 77.5%.

"Stop Purchase Cure Period" means, for any Stop Purchase Event, a period commencing on the date on which the Administrative Agent notifies the Investors of the occurrence of such Stop Purchase Event and ending on the date that is two months following the date of such notice.

"Stop Purchase Event" means, on any date of calculation and as determined by the Administrative Agent, the Stop Purchase LTV Ratio exceeds 82.5% or such higher percentage that may be agreed to in writing by the Lender; provided that the Investors will have the opportunity but not the obligation to make an additional purchase of Membership Interests (in incremental amounts of $250,000) or to substitute Portfolio Assets in an amount equal to at least the Stop Purchase Cure Amount in order to cure any such Stop Purchase Event; provided further that such cure right shall expire (and be of no force or effect) if a Stop Purchase Cure Event fails to occur during the applicable Stop Purchase Cure Period; provided further that during a CLO Settlement Period, no Stop Purchase Event shall be able to occur and no requirement in this Agreement related to a Stop Purchase Event shall apply.

"Stop Purchase LTV Ratio" means, on any date of determination, the ratio (expressed as a percentage) determined by the Administrative Agent equal to (a) the Outstanding Principal Amount (assuming that Loans have been made (at the expected Advance Rate at the time of settlement) for all outstanding purchase commitments for Assets which have traded but not settled) divided by (b) the Stop Purchase Net Asset Value.

"Stop Purchase Net Asset Value" means, on any date of determination, as determined by the Administrative Agent, the sum of:

(a)  in respect of any Portfolio Asset (other than an Ineligible Asset, Defaulted Asset, Deferring Assets, CCC Excess Asset, a Purchased CCC Asset or a Discount Asset, and both owned and in respect of which there are outstanding purchase commitments which have traded but not yet settled), the lower of the Purchase Price or Principal Balance of such Portfolio Asset, plus

(b)  in respect of any Ineligible Asset (both owned and in respect of which there are outstanding purchase commitments which have traded but not yet settled), zero, plus

(c) in respect of any Defaulted Asset or Deferring Assets (both owned and in respect of which there are outstanding purchase commitments which have traded but not yet settled), the lower of the Market Value or 50% of the Principal Balance of such Portfolio Asset, plus

(d) in respect of any Purchased CCC Asset (other than an Ineligible Asset, Defaulted Asset or Deferring Asset), (A) if such Asset fits into the Concentration Limitation for Purchased CCC Assets the lowest of the Market Value, the Purchase Price or the Principal Balance of such Portfolio Asset and (B) if such Asset is in excess of the Concentration Limitation for Purchased CCC Assets such asset will be carried as described pursuant to clause (e) below, plus

(e) (A) in respect of any CCC Excess Cohort I Asset (both owned and in respect of which there are outstanding purchase commitments which have traded but not yet settled), the lower of the Market Value and the Purchase Price of such Portfolio Asset, (B) in respect of any CCC Excess Cohort II Asset (both owned and in respect of which there are outstanding purchase commitments which have traded but not yet settled), the lowest of the Market Value, the S&P Collateral Value, the Moody's Collateral Value or the Principal Balance of such Portfolio Asset and (C) in respect of any CCC Excess Cohort III Asset (both owned and in respect of which there are outstanding purchase commitments which have traded but not yet settled), zero, plus

(f) in respect of any Discount Asset (both owned and in respect of which there are outstanding purchase commitments which have traded but not yet settled), the lower of the Market Value and the Purchase Price of such Portfolio Asset, plus

(g) the aggregate amount of cash and the Market Value of all cash equivalents held in the Principal Collection Subaccount and Investor Account plus the aggregate amount of cash and the Market Value of all cash equivalents held in the Interest Collection Subaccount, in excess of the Fees and Expenses, Collateral Manager Reimbursable Expenses and any accrued and unpaid interest on the Loans, minus

(h) any Excess Concentrations;

provided that, with respect to any Portfolio Asset that satisfies more than one of the clauses above, such Portfolio Asset shall, for the purposes of this definition, be treated as belonging to the category of Portfolio Assets which results in the lowest Stop Purchase Net Asset Value on any date of determination.

"Structured Finance Obligation" means any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities.

"Subsidiary" means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

"Synthetic Security" means a security or swap transaction that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

"Target Collateral Amount" means U.S.$400 million; provided that the Target Collateral Amount may be increased by mutual agreement between the Administrative Agent, the Majority Investors and the Collateral Manager on behalf of the Borrower (which may be via email) upon written notice from the Administrative Agent to the Borrower and the Investors.

"Target Debt Facility Amount" means U.S.$360 million; provided that the Target Debt Facility Amount may be increased by mutual agreement between the Administrative Agent, the Majority Investors and the Collateral Manager on behalf of the Borrower (which may be via email) upon written notice from the Administrative Agent to the Borrower and the Investors.

"Tax Advice" has the meaning specified in Section 10(d).

"Tax Subsidiary" means a special purpose, directly or indirectly wholly-owned Subsidiary of the Borrower that is treated as an association taxable as a corporation for U.S. federal income tax purposes and is organized to reduce the risk of the Borrower being subject to withholding Taxes, being treated as engaged in a trade or business within the United States for U.S. federal income tax purposes or otherwise becoming subject to U.S. federal income tax on a net basis. "Taxes" has the meaning specified in Section 2(i).

"Term SOFR" means, with respect to any Term SOFR Borrowing, the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) on the applicable Term SOFR Determination Day, as such rate is published by the CME Term SOFR Administrator.  If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, "Term SOFR" for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR for such Term SOFR Determination Day will be Term SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which Term SOFR was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than three Business Days prior to such Term SOFR Determination Day.

"Term SOFR Borrowing" means, as to any Borrowing, the Term SOFR Loans comprising such Borrowing.

"Term SOFR Determination Day" means, with respect to (a) the first Interest Accrual Period, two Business Days prior to the Effective Date and (b) each Interest Accrual Period thereafter, the second U.S. Government Securities Business Day preceding the first day of such Interest Accrual Period.

"Term SOFR Loan" means a Loan that bears interest at a rate based on Adjusted Term SOFR.

"Term SOFR Reference Rate" means, for any day and any time, with respect to any Term SOFR Borrowing, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR for a 3-month tenor.

"Termination Obligations" means all accrued and unpaid interest on the Loans, the Outstanding Principal Amount of all Loans and all other amounts (including without limitation fees, expenses and indemnities) payable to the Administrative Agent and the Lenders hereunder and to the Custodian (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted).

"Transaction Documents" means this Agreement, any Promissory Note, the Account Control Agreement, the Membership Interest Subscription Agreement, the Master Participation Agreement, each Borrowing Request, each Purchase Approval Request and any other agreements pursuant to which the Accounts are established and maintained and any other documentation required to be executed and delivered by the Borrower from time to time pursuant to this Agreement.

"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or ABR.

"UCC" means the Uniform Commercial Code in effect in each applicable jurisdiction.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"Underlying Instruments" means with respect to an Asset, the trust deed, indenture, credit agreement or other agreement pursuant to which an Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Asset or of which holders of such Asset are the beneficiaries.

"Unfunded Commitment" means with respect to each Investor the amount equal to (1) such Investor's Commitment minus (2) the purchase prices for Membership Interests paid by such Investor during the period from and including the Effective Date to and including the day of calculation.

"Upfront Fee" means $1,000,000, payable as follows:

(i) $500,000 payable on the Effective Date;

(ii) $300,000 payable on the date that is the earlier of (x) the 12 month anniversary of the Effective Date and (y) the Maturity Date; and

(iii) $200,000 payable on the date that is the earlier of (x) the 24 month anniversary of the Effective Date and (y) the Maturity Date;

provided that the Administrative Agent may, in its sole discretion, waive all or any portion of the Upfront Fee.

"U.S. Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"Volcker Rule" means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

(b)          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)          the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)          references herein to "Sections," subsections, clauses and other subdivisions without reference to a document are to designated Sections, subsections, clauses and other subdivisions of this Agreement;

(iii)          the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(iv)          the term "include" or "including" shall mean without limitation by reason of enumeration;

(v)          the term "notional amount", when used in connection with all or a portion of the Membership Interests, means the applicable number of Membership Interests multiplied by $1,000 per share; and

(vi)          the Section and subsection titles and headings in this Agreement are for convenience of reference only and will be disregarded in and have no effect on any interpretation of the provisions of this Agreement.

 (c)          For purposes of calculating compliance with the Concentration Limitations or making any other determination under this Agreement, unless expressly stated otherwise, the trade date (and not the settlement date) with respect to any acquisition or disposition of an Asset shall be used to calculate such compliance or otherwise make such determination.

(d)          For purposes of this Agreement, the same Asset purchased by the Borrower on more than one date shall constitute a separate and distinct Asset acquired on such date.

2.	The Facility

(a)          Maximum Debt Facility Amount.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make available to the Borrower until (but excluding) the Maturity Date a credit facility providing for loans ("Loans") in an aggregate Outstanding Principal Amount at any time not exceeding (i) such Lender's Commitment and (ii) as to all Lenders, the Maximum Debt Facility Amount, in each case, as of any date of determination, which Loans shall be used by the Borrower to acquire Assets or to make a distribution to the Investors in accordance with the requirements of this Agreement.  The Borrower may borrow and reborrow Loans only during the Revolving Period and may repay Loans at any time; provided the Borrower may borrow under Loans following the Revolving Period in connection with the acquisition of a Portfolio Asset that the Borrower committed to acquire before the end of the Revolving Period.

(b)          Request for Purchase Approval.

(i)          No later than 3:00 p.m. New York City time on the Business Day on which the Borrower proposes that a commitment to acquire an Asset be made by it or for its account, the Collateral Manager, on behalf of the Borrower, shall provide to the Administrative Agent (with a copy to the Borrower and the Custodian) a notice by electronic mail to SG-CLO-Public@sgcib.com (or such other electronic mail address as specified by the Administrative Agent to the Collateral Manager in writing) in the form of Annex A (or in such other form as may be specified in writing by the Administrative Agent (and consented to by the Collateral Manager) from time to time) with respect to each such Asset proposed to be purchased by the Borrower (together with any attachments required in connection therewith, a "Purchase Approval Request"), together with the related Asset Transaction Schedule and, in the case of Permitted Participation Interests, a copy of the Master Participation Agreement (including a schedule of Permitted Participation Interests).  Upon receipt of such Purchase Approval Request, the Administrative Agent shall forward such request to the Lenders.

Notwithstanding the foregoing, the Collateral Manager shall not be required to deliver a Purchase Approval Request with respect to the Assets listed in Schedule F hereto (such assets, the "Preapproved Assets").  In the case of any Preapproved Asset, the Collateral Manager, on behalf of the Borrower, shall notify the Administrative Agent (with a copy to the Borrower and the Custodian) in writing no later than the related trade date that it has entered into a commitment to purchase such Preapproved Asset.  The Administrative Agent may remove any Asset from Schedule F at any time by written notice to the Collateral Manager (with a copy to the Borrower) if, in the Administrative Agent's reasonable discretion (after consultation with the Collateral Manager) there have been material adverse developments with respect to such Asset since the Effective Date; provided that if the Collateral Manager (on behalf of the Borrower) has entered into a commitment to purchase such Preapproved Asset, the purchase of the removed Asset shall be deemed approved in an amount not to exceed such previously entered commitment.

The Administrative Agent shall have the right, acting in its reasonable discretion, to approve or reject any Purchase Approval Request and to reasonably request additional information regarding any proposed Asset. If the Administrative Agent receives a Purchase Approval Request by 3:00 p.m. New York City time on any Business Day, the Administrative Agent shall notify the Collateral Manager and the Borrower in writing (including via electronic mail) whether it has approved or rejected such Purchase Approval Request by 3:00 p.m. New York City time no later than the following Business Day (it being understood, for the avoidance of doubt, that any Purchase Approval Request received after 3:00 p.m. New York City time on any Business Day shall be deemed to have been received on the following Business Day); provided that the Administrative Agent shall use reasonable best efforts to approve or reject a Purchase Approval Request on the date of delivery of such request to the Administrative Agent so long as such request is delivered by 3:00 p.m. New York City time.  If the Administrative Agent does not notify the Collateral Manager and the Borrower whether it has approved or rejected such Purchase Approval Request by 3:30 p.m. New York City time on the first Business Day after receipt, such Purchase Approval Request shall be deemed to be rejected.

No later than 6:00 p.m. New York City time on the same Business Day (or as soon as reasonably practicable thereafter) that the Collateral Manager and the Borrower commit to purchase a Pre-Approved Asset or an Asset for which the Collateral Manager and the Borrower receive an approved Purchase Approval Request from the Administrative Agent, the Collateral Manager, on behalf of the Borrower, shall provide a notice by electronic mail to the Administrative Agent (with a copy to the Borrower and the Custodian) containing:

(A)          (x) the Principal Balance of such Asset (assuming for such purpose that the Collateral Manager is allocated 100% of the commitment for such Asset by the related seller) and (y) the aggregate Principal Balance of all Assets previously acquired or committed to be acquired by the Borrower or the Collateral Manager on behalf of the Borrower (including for purposes of this clause (y) the amount determined under clause (x)) in Microsoft Excel format; and

(B)          a copy of the confirmation and other details thereof in writing (together with any other information relating thereto reasonably requested by the Administrative Agent, subject, in each case, to applicable confidentiality obligations).

Once the Administrative Agent approves a Purchase Approval Request, such approval shall remain valid until the earlier of (1) the date on which the Administrative Agent notifies the Collateral Manager in writing (with a copy to the Borrower) that such approval is withdrawn and (2) 90 days following the date that the Administrative Agent provided such approval; provided that, in each case, if the Collateral Manager (on behalf of the Borrower) has entered into a commitment to purchase the related Asset prior to such date, the purchase of such Asset shall be considered approved in an amount not to exceed such previously entered commitment.

Notwithstanding anything in this Agreement to the contrary, the Borrower, at the direction of the Collateral Manager, may acquire Assets which, at the time of such acquisition, are Ineligible Assets (each, a "Purchased Ineligible Asset") so long as such acquisition is funded solely from the issuance of Membership Interests in accordance with Section 7(a).  For the avoidance of doubt, the Portfolio Manager, on behalf of the Borrower, shall deliver a Purchase Approval Request to the Administrative Agent in accordance with this Section 2(b)(i) prior to the acquisition of any Purchased Ineligible Asset.

(ii)          Notwithstanding anything to the contrary herein, the Borrower shall not enter into a commitment to purchase any Asset unless each of the following conditions is satisfied (or waived by the Lenders in their sole discretion) as of the relevant proposal date or trade date:

(A)          (x) all of the information contained in the related Purchase Approval Request (other than reports, certificates or other information not prepared by the Collateral Manager) is true, correct and complete in all material respects (unless otherwise consented by the Administrative Agent and the Lenders) and (y) the Asset satisfies the Eligibility Criteria (other than those criteria waived by the Administrative Agent and the Lenders in writing, which waiver shall be deemed made to the extent the Administrative Agent and the Lenders approve the acquisition of such Asset);

(B)          no Default has occurred and is continuing;

(C)          no Sale Trigger Event has occurred and is continuing, or will occur immediately after giving effect to (calculated on a pro forma basis as of the relevant trade date), such purchase of the Asset;

(D)          in the case of a Permitted Participation Interest, the Borrower (A) acknowledges and agrees that (x) it has received a copy of the Master Participation Agreement, including a schedule of Permitted Participation Interests to settle with respect to such Purchase Approval Request containing the transaction details for each Permitted Participation Interest referred to therein, (y) the Collateral Manager also acts as collateral manager for the Participation Seller and (z) the purchase price for the Permitted Participation Interests under the Master Participation Agreement as a whole shall equal the fair market value of such underlying loans, as determined by the Collateral Manager, and (B) consents to the terms of the Master Participation Agreement, including the purchase price for each Permitted Participation Interest and the manner in which such purchase price was established;

(E)          the sum of (A) the amount of the proposed Loan and (B) the Outstanding Principal Amount of all other Loans (assuming that all Loans have been made (at the expected Advance Rate at the time of settlement) for all outstanding purchase commitments for Portfolio Assets which have traded but not settled) shall not exceed the Maximum Debt Facility Amount (calculated on a pro forma basis as of the relevant trade date);

(F)          immediately after giving effect to the purchase of such Asset, the Concentration Limitations shall be satisfied or if not satisfied, maintained or improved on a pro forma basis after giving effect to the purchase of the Portfolio Asset;

(G)          with respect to any asset the subject of inclusion in an Approved CLO, the Collateral Manager reasonably believes such Asset will be eligible for inclusion as a collateral obligation to be acquired by the applicable collateralized loan obligation issuer;

(H)          the commitment to purchase such Asset shall have occurred during the Revolving Period;

(I)          no portion of the purchase price of Membership Interests in connection with which the Investors failed to purchase the required Membership Interests by the applicable cut-off time, remains due and payable; and

(J)          no Stop Purchase Event has occurred and is continuing, or will occur immediately after giving effect to such purchase;

provided that, with respect to the Borrower's purchase of a Purchased Ineligible Asset, only the conditions set forth in clauses (A)(x), (B), (I) and (J) must be satisfied (or waived by the Lenders in their sole discretion) as of the relevant proposal date or trade date.

(c)          Borrowings; Purchases of Assets; Delayed Drawdown Loans.  If the Collateral Manager on behalf of the Borrower wishes to settle the purchase of an Asset for which the Purchase Approval Request has been approved pursuant to Section 2(b)(i), the Collateral Manager shall, no later than 1:00 p.m. New York City time, on the proposed settlement date of such Loan, provide to the Administrative Agent (with a copy to the Custodian) a notice (which will be signed by the Collateral Manager on behalf of the Borrower) by electronic mail substantially in the form of Annex B hereto (together with any attachments required in connection therewith, a "Borrowing Request").  Unless otherwise agreed to by the Administrative Agent, each Loan shall be in an aggregate amount equal to (i) the Advance Rate multiplied by (ii) the lesser of (x) the Principal Balance and (y) the Purchase Price, in each case, of the related Asset approved pursuant to Section 2(b)(i); provided that, with respect to the acquisition of any Delayed Drawdown Loan, the related Loan shall be in an aggregate amount equal to (A) (i) the Advance Rate multiplied by (ii) the funded portion of the Principal Balance of the related Asset approved pursuant to Section 2(b)(i) multiplied by (iii) the purchase price (expressed as a percentage of par) of the funded portion of the related Asset approved pursuant to Section 2(b)(i), plus (B) (i) the Advance Rate multiplied by (ii) the undrawn amount of such Delayed Drawdown Loan. Promptly following receipt of a Borrowing Request in accordance with this Section 2(c), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part thereof.

The Borrower shall apply amounts on deposit in the Investor Account (other than the Interim Distribution Amount and the Lender Payment Amount) towards the Purchase Price of the related Portfolio Asset prior to, or simultaneously with, application of the proceeds of the related Loan; provided that, with respect to any Delayed Drawdown Loan, an amount equal to the undrawn amount of such Delayed Drawdown Loan (or such greater amount specified by the Majority Investors) shall be funded from deposits in the Investor Account to the extent available (other than the Interim Distribution Amount and the Lender Payment Amount) together with the amounts referenced in clause (B) of the preceding paragraph and shall be deposited into the Delayed Drawdown Account. After, or simultaneous with, the application of the proceeds in the Investor Account (other than the Interim Distribution Amount and the Lender Payment Amount), the proceeds of each Loan (other than proceeds referenced in clause (B) of the preceding paragraph) shall be paid into the Principal Collection Subaccount for application toward the remaining acquisition cost of the related Portfolio Asset. For the avoidance of doubt, on the date that any undrawn amount of a Delayed Drawdown Loan is required to be funded by the Borrower, amounts will be withdrawn from the Delayed Drawdown Account without further consent of the Administrative Agent and applied to make such funding.

(d)          Interest.  Loans (or portions thereof) shall bear interest at a rate per annum equal to the Benchmark plus the Applicable Spread until repaid.  Interest shall be calculated daily on the basis of a year of 360 days and actual days elapsed.  Interest shall accrue on each Loan (or portion thereof) from and including the date of such Loan to but excluding the date such Loan (or portion thereof) is paid in full. Interest on the Loans will be payable on each Interest Payment Date; provided that if on any Interest Payment Date during the Revolving Period the Interest Proceeds available for application pursuant to Section 4(b)(i) are insufficient to pay the accrued and unpaid interest on the Loans in full, such accrued and unpaid interest shall be deferred and capitalized and shall accrue interest thereon at a rate per annum equal to the Benchmark plus the Applicable Spread and shall be payable on each subsequent Interest Payment Date in accordance with the Priority of Payments.

Subject to Section 4(b), the Borrower shall pay to the Administrative Agent (for the account of the Lenders) (i) all accrued and unpaid interest on the Loans (if any) in cash on the Maturity Date and (ii) all accrued and unpaid interest in respect of any Loans (or portions thereof) prepaid pursuant to Section 2(g) in cash on the date of such repayment.

For purposes of calculating the accrued interest payable with respect to the Loans, the Outstanding Principal Amount on the last day of any Interest Accrual Period shall be aggregated and shall thenceforth constitute a single borrowing as of the first day of the next Interest Accrual Period.

In no case shall interest payable hereunder exceed the amount that any Lender may charge or collect under applicable law.

(e)          Evidence of Loans.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  Notwithstanding the foregoing, to the extent recorded in the Register, upon the request of a Lender, the Loans made by such Lender may be evidenced by a promissory note (a "Promissory Note") in the form of Annex C hereto in addition to such loan accounts and records.  Such loan accounts, records and Promissory Notes shall be prima facie evidence, absent manifest error, of the amount of the Loans and payments thereon; provided that in the event such loan accounts, records or Promissory Notes conflict with the Register, the Register shall control.  Any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

(f)          Repayment of Principal.  The entire Outstanding Principal Amount of Loans shall be due and payable on the Maturity Date, and, subject to Section 4(b), on the Maturity Date the Borrower shall pay such amount to the Administrative Agent (for the account of the Lenders), without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

(g)          Prepayments.  The Borrower (at the direction of the Collateral Manager may, on any Business Day and upon at least one Business Days' notice to Administrative Agent, prepay  one or more outstanding Loans in whole, or in part (beginning with the Loan or Loans that have been outstanding the longest), with funds on deposit in the Principal Collection Subaccount or the Investor Account, together with accrued and unpaid interest in respect of such prepaid Loans through (but excluding) the date of such prepayment with funds on deposit in the Interest Collection Subaccount; provided that each such prepayment shall be in a minimum amount of at least $500,000.  Each such notice shall be revocable, and shall specify the prepayment date, the principal amount of Loans to be prepaid and accrued and unpaid interest in respect of such prepaid Loans.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

On any Business Day prior to the Maturity Date, upon receipt of cash proceeds in connection with the repayment or prepayment of the principal amount of, or the proceeds of any sales, transfers or dispositions of, Portfolio Assets into the Principal Collection Subaccount, the Borrower may transfer to the Investor Account from the Principal Collection Subaccount an amount equal to the amount of such cash proceeds remaining in the Principal Collection Subaccount after the repayment of all Loans in accordance with this Section 2(g) and Section 4(b)(v)(B) hereof.  On the Maturity Date, cash proceeds received in connection with the repayment or prepayment of the principal amount of, or the proceeds of any sales, transfers or dispositions of, Portfolio Assets on deposit in the Principal Collection Subaccount shall be applied in accordance with Section 4(b)(v)(C) hereof.

At any time during the Revolving Period (or after the Revolving Period with respect to a commitment to purchase an Asset that occurred during the Revolving Period), the Collateral Manager on behalf of the Borrower may instruct the Custodian to withdraw Principal Proceeds from the Principal Collection Subaccount for the purpose of settling Assets purchased in accordance with this Agreement.

(h)          Payments in General.  Except as otherwise expressly provided herein or as otherwise instructed by the Administrative Agent, all payments to the Administrative Agent hereunder shall be made in Dollars in immediately available funds to the account or accounts of the Administrative Agent designated in writing to the Borrower and from time to time for such purpose not later than 2:00 p.m. (New York City time) on the date specified herein.  All payments from the Borrower hereunder shall be made in full without deduction for any counterclaim, defense, recoupment or set‑off.

For purposes hereof, the initial wiring instructions for payments to the Administrative Agent hereunder shall be:

[ ]

(i)          Taxes.  Except as required by law, any and all payments to the Administrative Agent or any Lender hereunder shall be made free and clear of, and without any deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any jurisdiction (or any political subdivision or taxing authority thereof or therein) and all interest, additions to tax or penalties with respect thereto  ("Taxes"); provided that if any Taxes are required to be deducted or withheld, the Borrower agrees to (i) notify the Administrative Agent of such requirement, (ii) pay the full amount of such Taxes to the relevant governmental authority and, if such Taxes are Indemnified Taxes, pay the Administrative Agent or Lender such additional amounts as will result in receipt by the Administrative Agent or Lender of such amounts as would have been received by the Administrative Agent or Lender had no such deduction or withholding been made for or on account of any such Taxes (including such deductions and withholdings applicable to additional sums payable under this Section 2(i)), and (iii) promptly furnish to the Administrative Agent certified copies of tax receipts evidencing such payment by such Borrower or a copy of the return reporting such payment (or other evidence reasonably satisfactory to the Administrative Agent).  In addition, the Borrower hereby agrees to pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any stamp, recording, court or documentary, filing, intangible, or similar Taxes that arise from any payment made under or in respect of this Agreement or any other Transaction Document or from the execution, delivery, enforcement or registration of, performance, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Transaction Document, other than Taxes that are Other Connection Taxes imposed as a consequence of an assignment by a Lender (other than pursuant to an assignment request by the Borrower) (collectively, "Other Taxes").  Without duplication of the Borrower's obligation to pay additional amounts under this paragraph, the Borrower shall indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent and each Lender within ten (10) days after the demand therefor, for the full amount of any Indemnified Taxes payable or paid under this paragraph or required to be withheld or deducted from a payment to a recipient, and any reasonable expenses arising therefrom or with respect thereto, regardless of whether the Indemnified Taxes, including Indemnified Taxes of any kind imposed by any jurisdiction have been correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

Each Lender shall severally indemnify the Administrative Agent, within 10 Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 13(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, prior to the first Interest Payment Date and at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the next sentence and the next paragraph) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Each Lender shall, on or about the date it becomes a party to this Agreement, furnish the Borrower, the Custodian and the Administrative Agent a copy of a properly completed and duly executed IRS Form W-9 or applicable IRS Form W-8 (together with any required attachments) or applicable successor forms.

If a payment made to a Lender under any Transaction Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for any non-U.S. Tax Subsidiary and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. The Borrower (or its agents) may share any information and documentation provided in connection with achieving compliance with FATCA to the IRS and any other relevant tax or regulatory authority.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent of its legal inability to do so. For purposes of this paragraph and the preceding paragraph, "FATCA" shall include any amendments made to such laws after the date of this Agreement.

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2(i) (including by the payment of additional amounts pursuant to this Section 2(i)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2(i) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority.  Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Each party's obligations under this Section 2(i) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(j)          Illegality.  Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Borrower that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Loans hereunder, then (1) the obligation of such Lender or the Administrative Agent hereunder shall immediately be suspended until such time as the Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses) to transfer within 20 days after it gives notice under this sub-section (j) all of its rights and obligations under this Agreement to another of its offices, branches or affiliates with respect to which such performance would not be unlawful and which would not be disadvantageous from such Lender's, or the Administrative Agent's perspective, as applicable, and (3) if such Lender is unable to effect a transfer under clause (2) as confirmed upon advice of counsel, then any outstanding Loans of such Lender shall be promptly paid in full by the Borrower (together with all accrued interest and other amounts owing hereunder) but not later than the next Interest Payment Date (or, if sooner repayment is required by law, be repaid immediately upon request of the Lender) so long as such Lender seeks repayment in substantially similar facilities.

(k)          Pro Rata Treatment.  Except to the extent otherwise expressly provided herein, (i) the Loans shall be made by the Lenders pro rata according to the respective amounts of the Commitments, (ii) each payment or prepayment of principal of the Loans shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of such Loans held by them and (iii) each payment of interest hereunder shall be made for account of the Lenders pro rata in accordance with the respective amounts of interest on the Loans then due and payable to them.

(l)          Payment to Investor Account.  On any Business Day during the Revolving Period (each, an "Interim Payment Date"), at the written request of 100% of the Investors, (x) solely during a CLO Settlement Period and on no more than one occasion during any single CLO Settlement Period, the Lenders shall make a deposit to the Investor Account by way of a Loan to the Borrower to be applied to redeem an equivalent notional amount of Membership Interests in accordance with the Borrower LLC Agreement and the Membership Interest Subscription Agreement in an amount equal to the excess, if any, of (a) the Aggregate Cumulative Deposit as of such date (calculated for the avoidance of doubt without giving effect to the proviso in the definition thereof) over the greater of (1) the Minimum Aggregate Cumulative Deposit or (2) the product of (x) 1 minus the Advance Rate and (y) the Settled Book Value (the "Lender Payment Amount") or (y) the Custodian (at the direction of the Administrative Agent) shall cause funds on deposit in the Principal Collection Subaccount representing Principal Proceeds (the "Interim Distribution Amount") to be deposited into the Investor Account to be applied to redeem an equivalent notional amount of Membership Interests in accordance with the Borrower LLC Agreement and the Membership Interest Subscription Agreement, subject, in the case of clause (y) to the following conditions:

(i)          the amount to be deposited into the Investor Account on any such Interim Payment Date does not exceed, if greater than zero, (a) funds on deposit in the Principal Collection Subaccount representing Principal Proceeds and funds on deposit in the Delayed Drawdown Account minus (b) the difference between (i) the amount of outstanding Loans and (ii) the product of (x) Settled Book Value and (y) the Advance Rate minus (c) the difference between (i) the par amount of the unfunded portion of the Delayed Drawdown Loans and (ii) the product (x) the Purchase Price of such unfunded portion of the Delayed Drawdown Loans and (y) the Advance Rate, and is not less than the Minimum Aggregate Investor Increment;

(ii)          the Aggregate Cumulative Deposit after giving effect to the contemplated redemption would be no less than $5,000,000;

(iii)          no Sale Trigger Event has occurred and is continuing or would occur immediately after giving effect to the contemplated redemption;

(iv)          no Stop Purchase Event has occurred and is continuing or would occur immediately after giving effect to the contemplated redemption;

(v)          no Event of Default has occurred and is continuing; and

(vi)          the Revolving Period has not ended.

3.	Benchmark Replacement Setting.

(a)          Benchmark Exculpation.  The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform.  Upon the occurrence of a Benchmark Transition Event, Section 3(c) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability.  The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(b)          Temporary Disruption of Term SOFR.  Subject to Section 3(c), if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR or Term SOFR, then the Administrative Agent (subject to the prior written consent of the Majority Investors (such consent not to be unreasonably withheld or delayed)) shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist:

(1)          any Borrowing Request that requests a Term SOFR Borrowing shall be deemed to be a Borrowing Request for a Term SOFR Borrowing for which the Benchmark is determined using the most recently published Term SOFR; and

(2)          any outstanding Term SOFR Loan shall on and from such day use the most recently published Term SOFR as the Benchmark.

(c)          Permanent Discontinuance of Term SOFR.

(i)          Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting effective at 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders (without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document).

(ii)          Notwithstanding anything to the contrary herein or in any other Transaction Document, the Administrative Agent will have the right following consultation with the Collateral Manager and the Majority Investors to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii)          The Administrative Agent will promptly notify the Borrower, the Collateral Manager, the Majority Investors and the Lenders of (1) any occurrence of a Benchmark Transition Event, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, and (4) the commencement or conclusion of any Benchmark Unavailability Period.  Upon receipt of notice of the occurrence of a Benchmark Transition Event, the Borrower (at the direction of the Collateral Manager, with the consent of the Majority Investors) shall have the right to terminate the facility.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document or any notification by the Administrative Agent, except as expressly required pursuant to this Section 3(c).

Upon the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period or a Temporary Disruption of Term SOFR pursuant to Section 3(b), the Borrower may revoke any request for a Term SOFR Borrowing to be made and, failing that, the Borrower will be deemed to have converted any request for a Term SOFR Borrowing into a request for an ABR Borrowing.  Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3(c), such Term SOFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan; provided that, upon the implementation of a Benchmark Replacement, such ABR Loan shall be converted and any relevant Benchmark Replacement Conforming Changes shall be made to effect the implementation of such Benchmark Replacement.

4.	Accounts; Payments

(a)          Accounts Generally.  Except as provided below, on or before the date hereof (or subject to the prior consent of the Administrative Agent, following the date hereof), the Borrower shall establish at the Custodian (i) a segregated non-interest bearing securities account (the "Custodial Account") to which all Portfolio Assets will be credited, (ii) a segregated non-interest bearing securities account into which all cash proceeds received in connection with the Portfolio Assets representing Interest Proceeds will be deposited (the "Interest Collection Subaccount"), (iii) a segregated non-interest bearing securities account into which all cash proceeds received in connection with the Portfolio Assets representing Principal Proceeds will and all Loan proceeds will (other than as contemplated by (v) below) be deposited (the "Principal Collection Subaccount" and, together with the Interest Collection Subaccount, the " Collection Account"), (iv)  a segregated non-interest bearing securities account into which all cash received by the Borrower from the issuance of Membership Interests will be deposited (the "Investor Account") and (v) a segregated non-interest bearing securities account into which, with respect to each Delayed Drawdown Loan, the portion of Loan proceeds and proceeds withdrawn from the Investor Account, in each case as contemplated by Section 2(c) representing the undrawn amounts in respect of such Delayed Drawdown Loan, will be deposited (the "Delayed Drawdown Account").  Amounts on deposit in the Collection Account and the Investor Account shall be invested at the direction of the Collateral Manager in Eligible Investments pending the withdrawal from or application of funds therefrom as permitted under this Section 4(a).  The only permitted withdrawal from or application of assets credited to the Custodial Account shall be to deliver such assets in connection with a sale, termination, repayment or other disposition of such asset in accordance with this Agreement against payment or exchange.  Any cash payment received in connection with any such disposition shall be deposited into the Principal Collection Subaccount (except that proceeds constituting the purchase of accrued interest shall be deposited into the Interest Collection Subaccount to the extent such proceeds exceed any portion of such accrued interest which was originally purchased by the Borrower with proceeds of Loans or amounts on deposit in the Investor Account or the Principal Collection Subaccount) or paid to the Administrative Agent as provided herein, and any non‑cash asset received in exchange shall be credited to the Custodial Account promptly.  The Borrower (or the Collateral Manager on behalf of the Borrower) shall instruct each obligor under the Portfolio Assets (or, with respect to any Agented Asset, the paying agent) to deliver all proceeds in respect of the Collateral to the Collection Account.  The only permitted withdrawal from or application of funds on deposit in the Collection Account shall be to make payments expressly provided for in this Agreement.  The only permitted withdrawals from or application of funds on deposit in the Investor Account shall be to (i) purchase Assets and fund the Delayed Drawdown Account in accordance with Section 2(c), (ii) make prepayments on outstanding Loans in accordance with Section 2(g), (iii) make payments in accordance with Section 4(b) and (iv) solely in the case of the Interim Distribution Amount and the Lender Payment Amount, make such distributions as may be determined by the Borrower.  Any funds in the Delayed Drawdown Account will be available solely to cover any drawdowns on a Delayed Drawdown Loan; provided that an amount equal to the Delayed Drawdown Excess may be transferred from time to time to the Principal Collection Subaccount as Principal Proceeds.  The Accounts shall be maintained in accordance with the Account Control Agreement. Notwithstanding anything in this Agreement to the contrary, with respect to any reference hereunder or in any other Transaction Document to any deposit or credit to, or withdrawal or distribution from, any Account, the Administrative Agent, in its sole discretion, shall determine to which Account any amount is deemed to be credited to, or withdrawn from.

(b)          Priority of Payments.

(i)          On each Interest Payment Date during the Revolving Period, the Borrower immediately thereafter shall direct the Custodian to apply Interest Proceeds received with respect to the Portfolio Assets and on deposit in the Interest Collection Subaccount (to the extent available) to make the following payments in the following order or priority:

(A)          first, to pay Fees and Expenses, which shall be paid first to the Custodian and thereafter pro rata to the other parties entitled thereto;

(B)          second, (i) to pay accrued and unpaid interest on the Loans, including, without duplication,  any previously deferred interest on such Loans (with interest thereon), then (ii) to pay to the Administrative Agent the Upfront Fee due and payable on such date, if any, and then (iii) to make Permitted RIC Distributions to the Borrower's sole regarded owner;

(C)          third, to pay (x) any unpaid indemnification payments and any other unpaid amounts payable pro rata to the Custodian and then (y) any Collateral Manager Reimbursable Expenses;

(D)          fourth, to pay any unpaid indemnification payments and any other unpaid amounts payable pro rata to the Administrative Agent, the Lenders and the Collateral Manager;

(E)          fifth, if Permitted Dividend Distributions are permitted, at the discretion of the Collateral Manager, (x) any remaining amounts to pay principal on the Loans until the Loans are repaid in full or (y) subject to the limit set forth in clause (c) of the definition of Permitted Dividend Distribution, to the Investor Account; and

(F)          sixth, any remaining amounts to be retained in the Interest Collection Subaccount as Interest Proceeds.

(ii)          On each Interest Payment Date after the Revolving Period has terminated, the Borrower shall direct the Custodian to apply Interest Proceeds received with respect to the Portfolio Assets and on deposit in the  Interest Collection Subaccount (to the extent available) to make the following payments in the following order or priority:

(A)          first, to pay Fees and Expenses, which shall be paid first to the Custodian and thereafter pro rata to the other parties entitled thereto;

(B)          second, (i) to pay accrued and unpaid interest on the Loans, including, without duplication,  any previously deferred interest on such Loans (with interest thereon), then (ii) to pay to the Administrative Agent the Upfront Fee due and payable on such date, if any, and then (iii) to make Permitted RIC Distributions to the Borrower's sole regarded owner;

(C)          third, to pay (x) any unpaid indemnification payments and any other unpaid amounts payable pro rata to the Custodian and then (y) any Collateral Manager Reimbursable Expenses;

(D)          fourth, to pay any unpaid indemnification payments and any other unpaid amounts payable pro rata to the Administrative Agent, the Lenders and the Collateral Manager;

(E)          fifth, to pay principal on the Loans until the Loans are repaid in full; and

(F)          sixth, any remaining amounts to the Investor Account.

(iii)          On each Interest Payment Date after the Revolving Period has terminated, the Borrower shall direct the Custodian to apply Principal Proceeds received with respect to the Portfolio Assets and on deposit in the Principal Collection Subaccount (to the extent available) to make the following payments in the following order or priority:

(A)          first, to pay the amounts referred to in clauses (ii)(A) through (ii)(B) above (in the same manner and order of priority stated therein) but only to the extent not paid in full thereunder;

(B)          second, (i) to pay principal on the Loans until the Loans are repaid in full, then (ii) to pay to the Administrative Agent the Upfront Fee due and payable on such date, if any, and then (iii) to make Permitted RIC Distributions to the Borrower's sole regarded owner;

(C)          third, to pay the amounts referred to in clauses (ii)(C) through (ii)(D) above (in the same manner and order of priority stated therein) but only to the extent not paid in full thereunder; and

(D)          fourth, any remaining amounts to the Investor Account.

(iv)          During the Revolving Period, on the settlement date in connection with an Approved CLO Event, the Borrower shall direct the Custodian to apply proceeds consisting of the sale price, accrued and unpaid interest and delayed compensation received with respect to the Portfolio Assets being transferred in connection with such Approved CLO Event on deposit in the Collection Account to make the following payments in the following order or priority:

(A)          first, to pay the Fees and Expenses, which shall be paid first to the Custodian and thereafter pro rata to the other parties entitled thereto (up to the cap set forth in the definition of Fees and Expenses);

(B)          second, (i) unless waived in writing by the Administrative Agent in its sole discretion, to prepay the Loan principal in such amount that on a pro forma basis after taking into account such prepayment and the transfer of Portfolio Assets in connection with the Approved CLO Event, the Stop Purchase LTV Ratio will be no greater than 75% and then (ii) to pay any unpaid interest accrued with respect to such prepaid principal amount for any past or current Interest Accrual Period up to and including the settlement date in connection with the Approved CLO Event, then (iii) to pay to the Administrative Agent the Upfront Fee due and payable on such date, if any, and then (iv) to make Permitted RIC Distributions to the Borrower's sole regarded owner;

(C)          third, to pay (x) any unpaid indemnification payments and any other unpaid amounts payable pro rata to the Custodian and then (y) any Collateral Manager Reimbursable Expenses;

(D)          fourth, to pay any unpaid indemnification payments and any other unpaid amounts payable pro rata to the Administrative Agent, the Lenders and the Collateral Manager; and

(E)          fifth, any remaining amounts to the Investor Account; provided that the Collateral Manager may designate all or a portion of such amounts for deposit to the Principal Collection Subaccount.

(v)          On the Maturity Date (and in the case of clauses (A) and (B) below, on the date of a repayment of Loans pursuant to Section 2(g)), as applicable, the Borrower shall direct the Custodian to apply funds on deposit in the Accounts to make the following payments in the following order or priority:

(A)          On the date of a repayment of Loans pursuant to Section 2(g), funds on deposit in the Interest Collection Subaccount (to the extent available) shall be applied to pay accrued and unpaid interest on the Loans so prepaid, including, without duplication,  any previously deferred interest on such Loans (with interest thereon);

(B)          On the date of a repayment of Loans pursuant to Section 2(g), funds on deposit in the Principal Collection Subaccount ( (to the extent available and excluding any amounts needed to settle the acquisition of Assets for which the trade date, but not the settlement date, has occurred) shall be applied to prepay the Loans;

(C)          On the Maturity Date, funds on deposit in the Collection Account representing Interest Proceeds and Principal Proceeds and funds on deposit in the Investor Account shall be applied:

(I)          first, to pay Fees and Expenses, which shall be paid first to the Custodian and thereafter pro rata to the other parties entitled thereto;

(II)          second, (i) to pay accrued and unpaid interest on the Loans, including, without duplication,  any previously deferred loan interest (with interest thereon), and then (ii) to make Permitted RIC Distributions to the Borrower's sole regarded owner;

(III)          third, to repay the Loans in accordance with Section 2;

(IV)          fourth, to pay to the Administrative Agent the Upfront Fee due and payable on such date, if any;

(V)          fifth, to pay (x) any unpaid indemnification payments and any other unpaid amounts payable pro rata to the Custodian and then (y) to pay any Collateral Manager Reimbursable Expenses;

(VI)          sixth, to pay any unpaid indemnification payments and any other unpaid amounts payable pro rata to the Administrative Agent, the Lenders and the Collateral Manager; and

(VII)          seventh, any remaining amounts to the Investor Account.

(vi)          On any Interim Payment Date, the Borrower shall direct the Custodian to deposit funds into the Investor Account in accordance with Section 2(l).

5.	Grant of the Security Interest, Etc.

(a)          Grant.  As collateral security for the prompt payment in full and performance when due (whether at stated maturity, by acceleration, by liquidation or otherwise) of the Borrower's obligations to the Administrative Agent, the Lenders, the Collateral Manager and the Custodian under this Agreement and any other Transaction Document (collectively, the "Secured Obligations"), the Borrower hereby pledges to the Administrative Agent and grants to the Administrative Agent (for the benefit of the Administrative Agent, the Custodian and the Lenders (collectively, the "Secured Parties")) a first priority continuing security interest in, lien on and right of set‑off against, all of the Borrower's right, title and interest in, to and under each Portfolio Asset, all Underlying Instruments with respect to Portfolio Assets, the Borrower's rights under the Borrower LLC Agreement and the Membership Interest Subscription Agreement, the Master Participation Agreement and the Borrower's rights thereunder, each Account and all assets credited to and funds on deposit in each Account and all other property of any type or nature owned by the Borrower and all proceeds of the each of the foregoing, in each case whether now owned or hereafter acquired and whether now existing or hereafter coming into existence, other than Excepted Property (collectively, the "Collateral").  The Borrower hereby authorizes the filing of any financing statements, continuation statements or amendments to financing statements, in any jurisdictions and with any filing offices as are necessary or advisable to perfect the security interest granted to the Administrative Agent in connection herewith.  Such financing statements may describe the Collateral, in the same manner as described in this Agreement in connection herewith or may contain an indication or description of collateral that describes such property in any other manner to ensure the perfection of the security interest in the Collateral, granted to the Administrative Agent in connection herewith, including, describing such property as "all assets" whether now owned or hereafter acquired, wherever located, and all proceeds thereof.

(b)          Perfection, Etc.  The Borrower shall:

(i)          deliver to the Custodian any and all securities and instruments evidencing or otherwise relating to Collateral, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request, including by taking all steps necessary to ensure that all Portfolio Assets that are securities are credited to the Custodial Account by the Custodian and held in accordance with the Account Control Agreement; provided that, so long as no Event of Default shall have occurred and be continuing, (x) the Administrative Agent shall, promptly upon request of the Borrower or the Collateral Manager, make appropriate arrangements for making any securities or instrument pledged by the Borrower available to the Borrower or the Collateral Manager for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Administrative Agent, against trust receipt or like document) and (y) the Administrative Agent shall not deliver a Notice of Exclusive Control (as defined in the Account Control Agreement);

(ii)          give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers, in each case, requested by the Administrative Agent, that may be necessary or desirable (in the reasonable judgment of the Administrative Agent) to create, preserve, perfect or validate the security interest granted hereunder or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest;

(iii)          permit the Administrative Agent or its agents or representatives to visit the offices of the Borrower, as requested by the Administrative Agent in its sole discretion, during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and promptly furnish or cause to be furnished to the Administrative Agent any information which the Administrative Agent or the Majority Investors may reasonably request concerning the Collateral, which information is reasonably available to the Borrower or the Collateral Manager, in each case without undue burden or expense, provided that unless an Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to one visit per calendar year; and

(iv)          preserve and protect the Administrative Agent's first priority security interest in Collateral, and take or cause any action reasonably requested by the Administrative Agent and necessary to preserve, defend, protect or perfect the Administrative Agent's first priority security interest.

(c)          Remedies.  During the continuance of an Event of Default, the Administrative Agent (acting at the direction of the Required Lenders) may exercise, in addition to all other rights and remedies granted in this Agreement, and in any other Transaction Document, all rights and remedies of a secured party under the UCC and such additional rights and remedies to which a secured party is entitled at law or in equity.  In addition, the Administrative Agent may declare the Loans as due and payable hereunder on any date following the occurrence and during the continuation of an Event of Default.  In addition, upon the occurrence of an Event of Default described in clause (d) of the definition thereof, the Loans shall automatically be due and payable hereunder.

Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or otherwise required hereby) to or upon the Borrower, the Collateral Manager, the Investors or any other Person (all and each of which demands, presentments, protests, advertisements and notices, or other defenses, are hereby waived to the extent permitted under applicable law except as otherwise provided herein), may in such circumstances when an Event of Default is continuing forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may, following the acceleration of the maturity of the Secured Obligations, forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over the counter market, at any exchange, broker's board or office of the Administrative Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best in its sole discretion, for cash or on credit or for future delivery without assumption of any credit risk.  The Administrative Agent shall have the right to adjourn any public or private sale or cause the same to be adjourned from time to time by announcement prior to the time and place fixed for such sale, and any such sale may be made at any time or place to which the same may be adjourned without further notice.  To the extent permitted by applicable law, each of the Borrower, the Collateral Manager, each Lender and each Investor waives all claims, damages and demands it may acquire against the Administrative Agent arising out of the exercise by the Administrative Agent of any of its rights hereunder, except for any claims, damages and demands it may have against the Administrative Agent arising from the bad faith, willful misconduct or gross negligence of the Administrative Agent or its Affiliates, or any agents or employees of the foregoing, in each case as determined in a final, non-appealable judgment by a court of competent jurisdiction.

The Administrative Agent may, in its discretion during the continuation of an Event of Default, send notification forms giving the obligors and/or agents on Portfolio Assets notice of the Administrative Agent's interest in the Collateral and the obligation to make payments as directed by the Administrative Agent.

The rights, powers, privileges and remedies of the Administrative Agent under this Agreement are cumulative and shall be in addition to all rights, powers, privileges and remedies available to the Administrative Agent at law or in equity or under any other Transaction Document.  All such rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the rights of the Administrative Agent hereunder.

(d)          Sales.

(i)          Each of the Borrower, the Collateral Manager, each Lender and each Investor recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Collateral, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each of the Borrower, the Collateral Manager, each Lender and each Investor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the Administrative Agent than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of being a private sale.  The Administrative Agent shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit the Borrower to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Borrower would agree to do so.

(ii)          Each of the Borrower, the Collateral Manager and each Investor further shall use its commercially reasonable efforts to do or cause to be done all such other acts (other than any registration of any such sale or any applicable securities under the Securities Act) as may be reasonably requested by the Administrative Agent and necessary to make any sale or sales of all or any portion of the Collateral pursuant to this Section 5(d) valid and binding and in compliance with any and all other requirements of applicable law.

(iii)          Each of the Borrower, the Collateral Manager and each Investor further agrees that a breach of any of their covenants contained in this Section 5(d) will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5(d) shall be specifically enforceable against the Borrower, the Collateral Manager and the Investors, and each of the Borrower, the Collateral Manager and each Investor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under this Agreement or any defense relating to the Administrative Agent's willful misconduct or gross negligence.

(iv)          Each of the Borrower, the Collateral Manager, each Lender and each Investor agrees that the Administrative Agent shall not have any general duty or obligation to make any effort to obtain or pay any particular price for any Collateral sold by the Administrative Agent pursuant to this Agreement.  Subject to Section 5(i), the Administrative Agent may, in its sole discretion, among other things, accept the first bid received, or decide to approach or not to approach any potential purchasers.  Each of the Borrower, the Collateral Manager, each Lender and each Investor hereby agrees that, subject to Section 5(i), the Administrative Agent shall have the right to conduct, and shall not incur any liability as a result of, the sale of any Collateral, or any part thereof, at, any sale conducted in a commercially reasonable manner, it being agreed by the parties hereto that some or all of the Collateral is or may be of one or more types that threaten to decline speedily in value.  The Borrower, the Collateral Manager, each Lender and each Investor hereby waive any claims against the Administrative Agent arising by reason of the fact that the price at which any of the Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Borrower's obligations under the Agreement, even if the Administrative Agent accepts the first bid received and does not offer any Collateral to more than one bidder; provided that the Administrative Agent has acted in accordance with Section 5(i) and otherwise in a commercially reasonable manner in conducting such private sale.

(e)          No Other Liens.  Except as expressly permitted hereunder, the Borrower will not sell, assign, pledge, grant any security interest in, exchange, transfer, hypothecate or otherwise dispose of or grant any option with respect to the Collateral, or agree to do any of the foregoing, without the prior written consent of Administrative Agent.

(f)          Power of Attorney.  The Borrower hereby irrevocably appoints the Administrative Agent as its attorney‑in‑fact with full power of substitution and authorizes the Administrative Agent to take any action and execute any instruments with respect to the Collateral that the Administrative Agent may deem necessary or advisable in connection with the following, each subject to the terms of this Agreement (i) the Borrower's grant of a security interest in the Collateral to the Administrative Agent and any rights and remedies that the Administrative Agent may exercise in respect thereof upon the occurrence of an Event of Default, (ii) the filing of one or more financing or continuation statements with respect to the Collateral, (iii) following the acceleration of the Loans in accordance with Section 5(c), the sale, termination or other disposition of any Portfolio Asset at the direction of the Administrative Agent or on or after the Maturity Date or (iv) accomplishing any other purposes of this Agreement and the exercise of any remedies hereunder by the Administrative Agent.  The Borrower agrees that the powers granted by this paragraph are coupled with an interest, discretionary in nature and exercisable at the sole option of the Administrative Agent.  This power of attorney shall be binding upon, and enforceable against, all beneficiaries, successors, assigns, transferees and legal representatives of the Borrower.

(g)          Termination of Security Interest.  The security interest granted hereunder shall be terminated and released and all rights in the Collateral will revert to the Borrower if all of the Termination Obligations have been paid in full to the Administrative Agent (for its account and for the account of the Lenders). In connection with such termination and release, the Administrative Agent shall execute and deliver such documents, instruments and certificates as the Borrower shall reasonably require at the Borrower's expense. The security interest granted hereunder shall be terminated and released with respect to any Portfolio Asset sold or otherwise disposed of in accordance with the terms of this Agreement without further action by any Person.

(h)          Right of Set‑Off.  The Administrative Agent is authorized to set‑off any and all amounts due hereunder against any amounts payable to the Borrower by the Administrative Agent or its Affiliates, whether or not such amounts have matured.

(i)          Bid Right. In connection with any sale of a Portfolio Asset pursuant to Section 5(c) or Section 5(d), or otherwise on the Maturity Date, the Collateral Manager (and/or in each case, its designated affiliate(s) and/or one or more funds managed by it) or the Majority Investor (and/or in each case, its designated affiliate(s) and/or one or more funds managed by it) shall have the right (such right, the "Purchase Option"), subject to the additional requirements set forth in this Section 5(i), to purchase all (but not less than all) of the Portfolio Assets included in the Collateral at a purchase price (the "Requisite Price") at least equal to the sum of the then outstanding Termination Obligations plus, unless the Collateral Manager irrevocably waives receipt of such amounts, the aggregate amount of accrued and unpaid Collateral Manager Reimbursable Expenses, as determined in good faith and in a commercially reasonable manner by the Administrative Agent. The Collateral Manager or Majority Investor may exercise such right by giving written notice to the Borrower and the Administrative Agent of its election to exercise such right (the "Exercise Notice") which shall include a proposed purchase price and be delivered not later than 5:00 p.m. New York City time one (1) Business Day after the Maturity Date or the date on which the Collateral Manager and such Investor receive notice from the Administrative Agent of the acceleration of the Loans in accordance with Section 5(c) of this Agreement; provided that the party that submitted a higher proposed purchase price shall have the first right to exercise the Purchase Option (and, in case of a tie, the Investor shall have the first right to exercise the Purchase Option). Once an Exercise Notice is given by the Collateral Manager or such the Majority Investor (subject to the immediately succeeding sentence), the Collateral Manager (or its Affiliate or managed fund designated in the Exercise Notice) or the Majority Investor (or its Affiliate designated in the Exercise Notice) shall (subject to the immediately succeeding sentence) be obligated, irrevocably and unconditionally, to purchase the Collateral, at the Requisite Price, for payment of the Requisite Price within 10 Business Days for such Collateral, it being understood that  assignment of the Portfolio Assets in connection with such purchase may take longer than 10 Business Days and participations may be put in place pending such assignment. The Administrative Agent shall not cause liquidation of the Portfolio Assets to occur (x) during the time that the Collateral Manager and any Majority Investor are entitled to provide an Exercise Notice or (y) for the avoidance of doubt, following the delivery of such Exercise Notice (subject to the applicable terms hereof, including, the payment of the Requisite Price within the 10 Business Day period as described in this paragraph).

(j)          Participations.  Any Portfolio Asset sold in accordance with the terms of this Agreement (including in connection with an Approved CLO) may, at the election of the Borrower (or the Collateral Manager on its behalf) be sold subject to a participation agreement pending elevation to an assignment of such Portfolio Asset to the purchaser thereof. In connection with such sale and participation, the Borrower shall be permitted to grant a security interest in such sold Portfolio Asset; provided that (x) if the sale of such participation interest is in connection with the exercise of the Purchase Option, the Requisite Price shall be paid prior to or simultaneous with the granting of any such security interest and (y) if the sale of such participation interest is in connection with an Approved CLO, the proceeds of such sale shall be deposited in the Collection Account in an amount sufficient to pay all amounts specified in clauses (A) through (D) of Section 4(b)(iv) and (y) the Portfolio Assets subject to such security interest shall be credited to a separate segregated non-interest bearing custodial account established in the name of the Borrower at the Custodian, pending elevation to assignments. Each such participation shall have the following characteristics:

(i)          the participation will represent an undivided participating interest in 100% of the underlying Portfolio Asset being sold and its proceeds;

(ii)          the Borrower will not provide any guaranty of payments to the holder of the participation or other form of recourse (except as otherwise expressly provided in customary representations and warranties) or credit support;

(iii)          the participation will represent a pass through of all of the payments made on the Portfolio Asset and will last for the same length of time as such Portfolio Asset except that each participation will terminate automatically upon the settlement of the assignment of the underlying right, title and interest of the related Portfolio Asset from the Borrower to the purchaser thereof;

(iv)          the Borrower will hold title in such participated Portfolio Asset for the benefit of the purchaser thereof and shall exercise the same care in the administration of the participated Portfolio Assets as it would exercise for loans held for its own account; and

(v)          pending completion of the assignment of the Borrower's interest in each such sold Portfolio Asset in accordance with the applicable Underlying Instruments, to the extent feasible under applicable law, the Borrower shall comply with any written instructions provided to the Borrower by or on behalf of the purchaser of such Portfolio Asset with respect to voting rights to be exercised by holders of such Portfolio Asset and shall refrain from taking any action with respect to the participated Portfolio Assets other than as instructed by the purchaser thereof, other than with respect to any voting rights that are not permitted to be participated pursuant to the terms of the applicable Underlying Instrument.

6.	Dispositions of Portfolio Assets

(a)          The Borrower shall not sell, transfer or otherwise dispose of any Portfolio Asset without the prior written consent of the Administrative Agent (in its sole discretion) to the terms of such sale, transfer or disposition; provided that the Borrower may sell, transfer or dispose of any Portfolio Asset without the prior written consent of the Administrative Agent if, (I) such sale or transfer is related to an Approved CLO Event, (II) after giving effect to such sale, transfer or disposition, the aggregate net realized loss (calculated on a trade date basis and using clean purchase prices and sale prices) from any settled or unsettled sales of Portfolio Assets since the date of this Agreement does not exceed an amount equal to 3.0% of the Target Collateral Amount, (III) either (A) no Stop Purchase Event has occurred and is continuing or would occur as a result of such sale or disposition or (B) the Stop Purchase LTV Ratio is maintained or improved after giving effect to such sale or disposition  or (IV) the sale price of such Portfolio Asset is greater than or equal to the Purchase Price of such Portfolio Asset when considered together with any contemporaneous contribution of funds by the Investors to the Borrower.

(b)          Notwithstanding anything in this Agreement to the contrary, following the occurrence and during the continuation of an Event of Default, the Borrower shall not sell Portfolio Assets (individually or in lots, including a lot comprised of all Portfolio Assets) without the prior written consent of the Administrative Agent.

(c)          If a Sale Trigger Event has occurred and is continuing, the Borrower shall not sell Ineligible Assets without the prior written consent of the Administrative Agent, unless the Sale Trigger LTV Ratio is maintained or improved after giving effect to such sale.

(d)          In connection with any sale of an Ineligible Asset pursuant to clause (c) of this Section 6, on or prior to the date that is two Business Days after the Collateral Manager has directed such sale (unless the Borrower has entered into binding commitments to sell such Ineligible Asset), each Investor or its designee will have the option to submit a single Firm Bid to purchase the applicable Portfolio Assets if (i) the sale price of the Portfolio Assets (expressed as a percentage of par) is not lower than the latest determination of the Market Value of the Portfolio Assets (expressed as a percentage of par) by the Administrative Agent (provided that such determination must have been made within one Business Day prior to such Firm Bid, including a determination at the request of such Investor for this purpose) and (ii) upon the acceptance of such Firm Bid, such Investor has agreed to transfer cash collateral in the amount of such Firm Bid to the Collection Account within one Business Day of the date such Firm Bid is submitted; provided that the aforementioned option to submit a Firm Bid is not a right to purchase and the Administrative Agent shall have no obligation to accept any such Firm Bid; provided further that if more than one Investor or its designee submits a Firm Bid pursuant to this clause (d), any such sale shall be allocated among such bidding Investors or their designees pro rata according to the respective funded amounts of the Commitments (as of such date of determination). For the avoidance of doubt, any such purchase may be made via acquisition of a participation interest pursuant to a master participation agreement or similar agreement in form and substance reasonably satisfactory to the Administrative Agent.

7.	Membership Interests

(a)          Prior to the settlement date in respect of the first Portfolio Asset purchased by the Borrower, the Investors shall purchase Membership Interests in amounts not less than the respective amounts listed under "Initial Membership Interests" in Schedule D-1 and the Borrower shall have deposited such purchase prices into the Investor Account.  In addition, subject to Section 7(b) below, on any date after the date hereof, the Investors shall, at the request of the Collateral Manager (including for purposes of funding the acquisition by the Borrower of Purchased Ineligible Assets), purchase additional Membership Interests, in accordance with the Borrower LLC Agreement and the and the Membership Interest Subscription Agreement, in subsequent aggregate incremental face amounts of no less than the Minimum Aggregate Investor Increment (such additional Membership Interests to be allocated among Investors so purchasing in proportion to their respective Commitment Percentages, except as expressly set forth in this Section 7, and in the Membership Interest Subscription Agreement and the Borrower LLC Agreement). Each Investor shall deposit as the purchase price of such additional Membership Interests the respective share of such purchase price by 2:00 p.m. New York City time on the Business Day on which such additional Membership Interests are required to be purchased.  For the avoidance of doubt, if a Funding Investor purchases the Membership Interests otherwise required to be purchased by a Non-Funding Investor in accordance with the immediately succeeding paragraph, no Default or Event of Default will be deemed to have occurred as a result of the failure of the Non-Funding Investor to purchase such Membership Interests.  Notwithstanding the foregoing, in the event that the Collateral Manager requests that the Investors purchase additional Membership Interests for the purpose of prepaying outstanding Loans in accordance with Section 2(g) above, the Minimum Aggregate Investor Increment shall not apply to such purchase.

In the event that any Investor does not purchase, or notifies the other Investors that it does not intend to purchase, any or all of the Membership Interests required to be purchased by it or which the Borrower (or the Collateral Manager on its behalf) or the Majority Investors (solely in the case of subclause (b) below) has requested it to purchase in accordance with this Agreement, the Membership Interest Subscription Agreement and the Borrower LLC Agreement (any such Investor, a "Non-Funding Investor"), any other Investor may, but shall have no obligation to, purchase such Membership Interests (each such other Investor that purchases such Membership Interests, a "Funding Investor").  The purchase of Membership Interests otherwise allocated to a Non-Funding Investor by one or more Funding Investors shall not reduce the Commitment of the Non-Funding Investor nor increase the Commitment of the Funding Investor(s) and no Investor shall be required to purchase Membership Interests in excess of its Unfunded Commitment.  All payments made to the Investors pursuant to the Membership Interest Subscription Agreement and the Borrower LLC Agreement on the Maturity Date shall be paid pro rata based on the aggregate purchase price of the Membership Interests purchased by each Investor during the term of this Agreement. A Non-Funding Investor shall cease to be a Non-Funding Investor if and when through the purchase of Membership Interests, such Investor has contributed all past due amounts allocated to such Investor (such amounts, "First Loss Cure Contribution"); provided further that (i) no specific notification of such amounts from the Administrative Agent shall be necessary for the such Investor to make such contributions and (ii) upon the funding of any First Loss Cure Contribution, the Issuer shall make a distribution to the relevant Funding Investor(s) in an amount equal to such First Loss Cure Contribution in accordance with the Membership Interest Subscription Agreement and the Borrower LLC Agreement.

(b)          Upon receipt of written notice from the Administrative Agent of the occurrence of a Sale Trigger Event or a Stop Purchase Event, the Majority Investors shall have the right (but not the obligation) to request that the Borrower issue and sell Membership Interests to designated Investors (or their designees) in subsequent incremental amounts of no less than, in aggregate, U.S.$250,000 (unless otherwise agreed among the Investors, such additional Membership Interests to be allocated among Investors so purchasing in proportion to their relative Commitment Percentages) that would, after the Borrower's receipt of such purchase prices, cause such Sale Trigger Event or Stop Purchase Event to cease to be continuing; provided that such right of the Majority Investors shall expire (and be of no force or effect) if the applicable Investors do not purchase additional Membership Interests within (x) in the case of a Sale Trigger Event, seven Business Days following the receipt of such notice from the Administrative Agent (any such failure to cure a Sale Trigger Event by purchasing additional Membership Interests or to otherwise cure a Sale Trigger Event as set forth in this Section 7(b) during such seven Business Day period, a "Sale Trigger Event Cure Failure") or (y) in the case of a Stop Purchase Event, the Stop Purchase Cure Period or, in each case, such Sale Trigger Event or Stop Purchase Event may be cured through the sale of one or more Portfolio Assets in compliance with this Agreement (including the consent of the Administrative Agent, as applicable) or otherwise, in each case, during such period described in clause (x) or (y) above, as applicable.  If the Majority Investors request that the Borrower issue and sell additional Membership Interests under this Section 7(b), the Collateral Manager shall direct the Borrower to, and the Borrower shall, issue and sell such Membership Interests to the applicable Investors; provided that the Majority Investors shall offer all Funding Investors the opportunity to participate in such purchase on a pro rata basis (determined based on the Commitment Percentage of each Investor).

(c)          On the date on which any additional Investor becomes an Investor by purchasing Membership Interests in accordance with a Membership Interest Subscription Agreement and the Borrower LLC Agreement and executes a joinder to this Agreement and only if the Collateral Manager and the Borrower request that such additional Investor purchase additional Membership Interests, such additional Investor shall request that the Borrower issue additional Membership Interests in the applicable amount as outlined under "Initial Membership Interests" in Schedule D-2 and deposit such purchase price into the Investor Account; provided that no Person may become an additional Investor hereunder without the prior written consent of the Administrative Agent, the Collateral Manager and the Majority Investors.  In addition, subject to Section 7(b) above, on any date after the date of such additional Investor's purchase of initial Membership Interests, such additional Investor may request that the Borrower, with consent of the Collateral Manager, issue additional Membership Interests in subsequent incremental amounts of no less than such additional Investor's share of the Minimum Aggregate Investor Increment in accordance with the Membership Interest Subscription Agreement and the Borrower LLC Agreement.

(d)          The Borrower shall keep, or cause to be kept, an accurate written record of each Investor's purchase of Membership Interests substantially in the form provided in Annex H and shall promptly update such record for additional Investors and/or additional issuance of Membership Interests. The Borrower shall promptly provide a copy of such written record to the Administrative Agent each time it is updated or within one Business Day of written request from the Administrative Agent.

(e)          For the avoidance of doubt, no Investor shall have any obligation to purchase Membership Interests with a notional amount that exceeds its Commitment.

8.	Conditions Precedent to Borrowing and Purchases

This Agreement shall be effective as of the date hereof, subject to receipt by the Administrative Agent of the following: (i) an opinion of Milbank LLP with respect to certain matters of Delaware law, dated the date hereof, in form and substance reasonably satisfactory to the Administrative Agent, (ii) an opinion of Milbank LLP with respect to certain corporate and enforceability matters with respect to the Collateral Manager, dated the date hereof, in form and substance reasonably satisfactory to the Administrative Agent and (iii) an opinion of Milbank LLP with respect to certain security interest matters, dated the date hereof, in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding anything to the contrary herein, the obligation of the Lenders to make any Loan to the Borrower is subject to the satisfaction or waiver of the following conditions precedent:

(a)          Conditions to the first Loan made hereunder:

(i)          pursuant to the Membership Interest Subscription Agreement and the Borrower LLC Agreement, each Investor is obligated to purchase Membership Interests in accordance with the terms thereof;

(ii)          the Borrower shall have issued and sold Membership Interests to the Investors and deposited the cash proceeds of such sales into the Investor Account in an amount not less than the sum of the amounts listed under "Initial Membership Interests" in Schedule D-1; and

(iii)          (a) The Borrower shall have provided to such Lender and the Custodian the documentation and other information reasonably requested in connection with applicable "know your customer" laws and regulations and any other Anti-Money Laundering Laws, including the USA PATRIOT Act, in each case at least five days prior to the Effective Date, and (b) at least five days prior to the Effective Date, any Borrower that qualifies as a "legal entity customer" under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

(b)          Conditions to each Loan (including the initial Loan) made hereunder:

(i)          the proceeds of the Loan will be applied to settle the purchase of an Approved Asset;

(ii)          the Collateral Manager, on behalf of the Borrower, must furnish the Administrative Agent with a Borrowing Request with respect to the Loan;

(iii)          [reserved];

(iv)          the amount of the proposed Loan would not exceed  the product of (I) the Advance Rate multiplied by (II) the Purchase Price of the related Portfolio Asset;

(v)          the sum of (A) the amount of the proposed Loan and (B) the Outstanding Principal Amount of all other Loans would not exceed the Maximum Debt Facility Amount;

(vi)          as of the trade date for the purchase of the applicable Asset, the Concentration Limitations are satisfied, or if not satisfied, shall be maintained or improved on a pro forma basis after giving effect to the purchase of the Portfolio Asset;

(vii)          [reserved];

(viii)          each representation and warranty set forth in Section 9 below shall be true and correct in all material respects as if made on the date of such borrowing (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be made as of such earlier date);

(ix)          no Default shall have occurred and be continuing on the date of such borrowing;

(x)          such Loan is either (A) funding a Portfolio Asset purchased or committed to be purchased or funded prior to the end of the Revolving Period or (B) funding the payment of a Lender Payment Amount during the CLO Settlement Period; and

(xi)          if such Loan is to be made after June 27, 2025, all of the Accounts are open and operational.

provided that, other than in the case of clauses (ix) and (x) above or in respect of a Purchased Ineligible Asset, if the Administrative Agent approved the purchase of an Asset on the applicable trade date, each Lender shall be required to fund the settlement of such Asset notwithstanding satisfaction of the provisions of this Section 8(b).

9.	Representations and Warranties

(a)          The Borrower, each Investor and the Collateral Manager (severally but not jointly) represents and warrants, solely as to itself, to the Administrative Agent, the Custodian and each Lender on and as of the date of this Agreement and the date each Borrowing Request is submitted (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be made as of such earlier date) that:

(i)          Existence and Authority; Qualification; Compliance with Laws.  It (A) is duly incorporated, registered or organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation, registration or organization, as the case may be, with full power and authority to own its assets and to conduct its business and perform its obligations under the Transaction Documents to which it is a party, (B) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (C) is in compliance with all laws, except to the extent that failure to do so would not have a Material Adverse Effect.

(ii)          Authorization; Enforceable Obligations.  Its execution and delivery of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary action, and this Agreement is and the other Transaction Documents, when executed, will constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, liquidation, reorganization or other laws of general application relating to or affecting the rights of creditors and to general principles of equity.

(iii)          No Conflict.  Its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party are not in contravention of any applicable law or of the terms of its organizational documents and will not result in the breach of or constitute a default under, or result in the creation of a lien under any indenture, agreement or undertaking to which it is a party or by which it or its property may be bound or affected except in each case to the extent any contravention, breach, default or creation of a lien described above could not reasonably be expected to give rise to a Material Adverse Effect.

(iv)          No Consent.  No consent, approval, exemption, authorization or other action by, or notice to, or (except for filing of financing statements to perfect the security interest hereunder in certain collateral) filings or registration with, any governmental authority or any Person or entity is required (other than previously obtained) for the execution, delivery or performance by, or enforcement against, such party of its obligations hereunder or any other Transaction Document or for the validity or the exercise by the Borrower or the Administrative Agent of the rights and remedies provided hereunder or thereunder to the extent the failure to obtain the same could reasonably be expected to have a Material Adverse Effect.

(v)          No Default.  With respect to the Borrower only, neither it nor any of its Subsidiaries is in default under or with respect to this Agreement or any other contractual obligation that would, individually or in the aggregate, have a Material Adverse Effect.

(vi)          Anti-Corruption Laws and Sanctions.  With respect to the Borrower only, (a) neither it nor any of its Subsidiaries, directors or officers, nor (to the knowledge of such entity) any of its or its Subsidiaries' employees or agents, have engaged in any activity or conduct that would breach Anti-Corruption Laws or Anti-Money Laundering Laws, and (b) with respect to the Collateral Manager, it has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. (a) neither it nor any of its Subsidiaries, directors, officers or employees, nor (to the knowledge of such entity) any of its or its Subsidiaries' agents or Affiliates (including any such agents or Affiliates that will act in any capacity in connection with, or benefit from, this Agreement), is (i) a Sanctioned Person, or (ii) in violation of any Sanctions, and (b) no Loan or use of proceeds or other transaction contemplated by the Agreement will result in the violation of any Sanctions by any party to this Agreement.

(b)          The Borrower represents and warrants to the Administrative Agent, the Custodian and each Lender on and as of the date of this Agreement and the date each Borrowing Request is submitted (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be made as of such earlier date) that:

(i)          Financial Condition.  (A) As of the date of this Agreement, it (i) has not incurred any material liability or contingent obligation except under the Transaction Documents and as may be satisfied or terminated as of the date hereof and (ii) has no Subsidiaries (other than Tax Subsidiaries); (B) The Borrower has issued no shares or other equity interests other than its ordinary shares and the Membership Interests; and (C) All payments that the Borrower may make in respect of debt (if any exists or is incurred) other than Loans hereunder are expressly subordinated to the Loans hereunder.

(ii)          Security.  It is the sole owner of and has full power, authority and legal right to pledge and transfer all assets pledged by it hereunder free and clear of, and such pledge and transfer will not create, any lien thereon (other than the lien created by this Agreement), and upon the execution and delivery of the Account Control Agreement and filing of a financing statement under the UCC with the Recorder of Deeds of the District of Columbia with respect thereto naming the Borrower as debtor and the Administrative Agent as secured party, the Administrative Agent will have a first priority perfected security interest in such assets.  The Borrower acquired ownership of such assets for value in good faith without notice of any adverse claim and has not assigned, pledged or otherwise encumbered any interest in such assets other than hereunder.

(iii)          Name; Location.  Its full and correct legal name as of the date hereof is as set forth in the preamble hereof.  It is a limited liability company duly formed and validly existing and in good standing under the laws of the state of Delaware.  Each of the Borrower's chief place of business, its chief executive office and the office in which the Borrower maintains its books and records are located at is 50 Hudson Yards, New York, New York 10001.

(iv)          No Plan Assets.  The assets of the Borrower do not and will not constitute the assets of (a) an employee benefit plan as defined in and subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (b) a plan as defined in and subject to Section 4975 of the Code, (c) a plan that is not subject to ERISA or the Code but is subject to any law, rule or restriction substantially similar to Section 406 of ERISA or Section 4975 of the Code or (d) a person or entity deemed to hold the assets of any such employee benefit plan or plan described in (a), (b) or (c), hereof.

(v)          Investment Company.  The Borrower is not required to register as an "investment company" as defined in the Investment Company Act of 1940, as amended.

(vi)          Beneficial Ownership Certification.  As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects. The Borrower shall promptly notify the Administrative Agent and each Lender of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

(c)          Each Investor acknowledges and agrees that (i) the Borrower's obligations to it will not be secured by any assets of the Borrower, (ii) all payments made by the Borrower in respect of the Membership Interests shall be subject to, and made in accordance with, Section 4(b) and (iii) the Membership Interests will be redeemed on the date on which all assets of the Borrower have been liquidated and all obligations of the Borrower have been paid or provided for, in each case regardless of whether, or to what extent, dividends or redemption amounts have been paid to it.

(d)          Each Investor represents to the Borrower that it is a Qualified Purchaser.

(e)          Each Lender represents to the Borrower that it is a Qualified Purchaser.

10.	Covenants

So long as principal of and interest on any Loan or any other amount payable hereunder or under any other Transaction Document remains unpaid or unsatisfied or any commitment to make Loans remains in effect:

(a)          Affirmative Covenants of the Borrower and the Collateral Manager.  The Borrower and the Collateral Manager shall on a several but not joint basis:

(i)          upon obtaining knowledge thereof, promptly (and, in the case of subclause (A), within five (5) Business Days), notify each other party to this Agreement of (A) any Default, (B) any occurrence that has resulted or would result in a Material Adverse Effect with respect to it and (C) in the case of the Collateral Manager, any occurrence that has resulted or would result in a Collateral Manager Event;

(ii)          preserve and maintain all of its rights, privileges, and franchises necessary or desirable in the conduct of its business, except to the extent that failure to do so would not have a Material Adverse Effect;

(iii)          solely with respect to the Borrower and any Tax Subsidiary, pay and discharge when due all Taxes imposed on it or on its income or profits or any of its property, except for any such Tax the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained or to the extent that failure to do so would not have a Material Adverse Effect;

(iv)          furnish to the Administrative Agent promptly (subject to compliance with any confidentiality restrictions), from time to time, such information, documents, records or reports respecting the Collateral (to the extent reasonably available without undue burden or expense) or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent or such Lender under or as contemplated by this Agreement;

(v)          use commercially reasonable efforts to cause any non-U.S. Tax Subsidiary to comply with its obligations under FATCA, including (to the extent required) registering with the IRS on the FATCA Registration Website, obtaining a Global Intermediary Indemnification Number, and complying with any requirements necessary to establish and maintain its status as a "reporting Model 1 FFI" within the meaning of U.S. Treasury regulations Section 1.1471-1(b)(114);

(vi)          solely with respect to the Borrower and any Tax Subsidiary, provide any certification or documentation (including IRS Form W-9 in the case of the Borrower and any U.S. Tax Subsidiary and an IRS Form W-8BEN-E in the case of any non-U.S. Tax Subsidiary or any successor forms) to any payor from time to time as provided by law to minimize U.S. withholding tax or backup withholding tax; and

(vii)          solely with respect to the Collateral Manager, (a) reasonably cooperate with the Administrative Agent in connection with the preparation by the Administrative Agent of all reports and information reasonably requested with respect to the Portfolio Assets, (b) review the contents of the aforesaid reports and verify any information with the records of the Collateral Manager and to the extent any of the information (in such reports or otherwise) conflicts with data or calculations in its records, the Collateral Manager shall notify the Administrative Agent of such discrepancy and the Collateral Manager and the Administrative Agent shall each use commercially reasonable efforts in reconciling such discrepancy and (c) cooperate with the Administrative Agent by answering questions posed by the Administrative Agent that are reasonably related to such reports and other information; provided that any such information to be provided by the Collateral Manager pursuant to this subclause (vii) (1) is in the possession and/or control of the Collateral Manager or which it can reasonably obtain, (2) is not subject to legal or contractual restrictions on its disclosure (unless the relevant information can be summarized or disclosed in an anonymized form, in accordance with such legal or contractual restrictions on disclosure), and (3) the Administrative Agent does not have access to.

(b)          Affirmative Covenants of the Borrower.

(i)          The Borrower will use the proceeds of the Loans solely to acquire Assets or Eligible Investments as directed by the Collateral Manager in accordance with the terms of this Agreement and will not use such proceeds or the proceeds of any Membership Interests, directly or indirectly, immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(ii)          The Borrower shall ensure that all corporate or other formalities regarding its existence (including, to the extent required by applicable law, holding regular board of directors' and shareholders' or other similar meetings) are followed and shall conduct business in its name.  The Borrower shall keep separate books and records, maintain separate financial statements and maintain accounts that are separate from any other entity.  The Borrower shall hold itself out as a separate entity and correct any known misunderstanding regarding its separate identity.  The Borrower shall not take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization, examinership or other insolvency proceeding.  Without limiting the foregoing, (i) the Borrower shall not commingle its assets with the assets of any of its Affiliates, or of any other Person, and (ii) the Borrower shall not have any employees other than its directors in their additional capacities as officers of the Borrower.

(iii)          [Reserved].

(iv)          Separateness.

(1)          The Borrower at all times since its formation has been, and will continue to be, a Delaware limited liability company.  The Borrower at all times since its formation has been, and will continue to be, duly qualified in its jurisdiction of formation and each other jurisdiction in which such qualification was or may be necessary for the conduct of its business, except where the failure to be so qualified in any jurisdiction would not reasonably be expected to have a Material Adverse Effect;

(2)          the Borrower at all times since its formation has complied, and will continue to comply, with the provisions of its organizational documents and the laws of the jurisdiction of its formation relating to limited liability companies formed under the laws of the state of Delaware;

(3)          all customary formalities regarding the existence of the Borrower have been observed at all times since its formation and will continue to be observed;

(4)          the Borrower is and has been adequately capitalized at all times since its formation in light of the nature of its business; and

(5)          the Borrower has not any time since its formation assumed or guaranteed, and will not assume or guarantee, the liabilities of any other Persons (other than (w) the assumption of the obligations in connection with the ordinary course purchase, sale or receipt of Portfolio Assets, (x) pursuant to the Transaction Documents, (y) the obligations of any agent under any Underlying Instruments and (z) any reimbursement obligation or indemnity in favor of its managers, trustees, officers or directors; provided that any such reimbursement obligation or indemnity shall be subject to the Priority of Payments).

(6)          The Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws of any jurisdiction or the liquidation of all or a major portion of its assets or property, and it has no knowledge of any Person contemplating the filing of any such petition against it.

(7)          At all times since its formation, the Borrower has accurately maintained, and will continue to accurately maintain, in all material respects, its financial statements, accounting records and other corporate documents, as applicable, separate from those of the Collateral Manager and any other Person; provided, however, that if the Borrower prepares consolidated financial statements with any Affiliates, (y) any such consolidated financial statements shall contain a note indicating the Borrower's separateness from any such Affiliates and indicate its assets are not available to pay the debts of such Affiliate or any other Person and (z) if the Borrower prepares its own separate balance sheet, such assets shall also be listed on the Borrower's own separate balance sheet. The Borrower has not at any time since its formation commingled, and will not commingle, its assets with those of the Collateral Manager or any other Person.  The Borrower has at all times since its formation accurately maintained, in all material respects, and will continue to accurately maintain in all material respects, its own bank accounts and separate books of account.

(8)          The Borrower has at all times since its formation paid, and will continue to pay, its own liabilities from its own separate assets.

(9)          The Borrower has at all times since its formation identified itself, and will continue to identify itself, in all dealings with the public, under its own name and as a separate and distinct entity, except as may be required for tax or accounting purposes.  The Borrower has not at any time since its formation identified itself, and will not identify itself, as being a division or a part of any other entity, except as may be required for tax and consolidated accounting purposes.

(10)          The Borrower will comply at all times with the provisions of its organizational documents relating to separateness, bankruptcy remoteness and any similar provisions.

(11)          The Borrower will have at least one independent manager as required pursuant to the LLC Agreement.

(c)          Negative Covenants of the Borrower.  The Borrower shall not, during the term of this Agreement, without the consent of the Administrative Agent:

(i)          organize, create or acquire any Subsidiary (other than Tax Subsidiaries);

(ii)          engage in any business or activity other than the transactions expressly contemplated herein and such other activities that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith;

(iii)          merge, dissolve, liquidate, consolidate with or into any Person or dispose of, including by way of division or any disposition of property to any Delaware LLC formed upon the consummation of a Delaware LLC Division, in one transaction or series of transactions, all or any part of its business or property, (except as expressly permitted by this Agreement);

(iv)          permit the Borrower LLC Agreement or other constitutive documents to be amended without the prior written consent of the Administrative Agent;

(v)          issue membership interests (other than the Membership Interests issued pursuant to the Membership Interest Subscription Agreement and the Borrower LLC Agreement and in accordance with this Agreement) or incur indebtedness of any kind or other obligations other than as expressly permitted by this Agreement;

(vi)          change its location (as defined in Section 9‑307 of the UCC) or change its name from the name listed in the preamble hereto;

(vii)          enter into any hedge agreement;

(viii)          no portion of (a) the proceeds of any Loan will be used, directly or knowingly indirectly, (i) in violation of Anti-Corruption Laws or Anti-Money Laundering Laws, or (ii) for any payment, promise to pay, or authorization of any payment (or giving of anything of value) to any person (including any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity) in order to improperly obtain, retain or direct business, or obtain any undue influence or improper advantage, in each case in violation of Anti-Corruption Laws and (b) any funds paid or remitted by the Borrower to the Lenders in connection with the Agreement will be derived from any activity knowingly in violation of Anti-Corruption Laws or Anti-Money Laundering Laws.  The Borrower will maintain (x) policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws, and (y) complete and accurate books and records (in all respects) relating to this Agreement;

(ix)          The Borrower and the Collateral Manager (a) shall not request any Loan, and shall not (and shall procure that its Subsidiaries, its affiliates and its or their respective directors, officers, employees and agents shall not) use the proceeds of any Loan or letter of credit, in each case, directly or knowingly indirectly, for (1) the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of Sanctions, or (2) in any manner that would result in the violation of any Sanctions, and (b) shall ensure that (1) no Person that is a Sanctioned Person will have any legal or beneficial interest in any funds repaid or remitted by the Borrowers to the Lenders in connection with the Agreement, and (2) it shall not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person for the purpose of discharging amounts owing to the Lenders in respect of this Agreement; or

(x)          establish any accounts other than accounts that are subject to the Account Control Agreement (in the case of the Borrower).

(d)          Tax Covenants of the Borrower.

(i)          The Borrower will be classified as a disregarded entity for U.S. federal income tax purposes and will not take any action (including the filing of any election) or permit any other Person to take any action that would cause it to be classified as anything other than a disregarded entity for U.S. federal income tax purposes.

(ii)          Notwithstanding anything to the contrary contained herein, the Borrower shall not, and each shall use its commercially reasonable efforts to ensure that any Person acting on its behalf does not, acquire or own any asset, conduct any activity or take any action unless the acquisition or ownership of such asset, the conduct of such activity or the taking of such action, as the case may be, would not cause the Borrower to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes or otherwise to be subject to U.S. federal income tax on a net basis.  In furtherance and not in limitation of the immediately preceding sentence, notwithstanding anything to the contrary contained herein, the Borrower shall comply with the provisions set forth in Annex A to the Collateral Management Agreement, as they may be amended or supplemented from time to time (the "Operating Guidelines") unless, with respect to a particular action, the Borrower shall have received written advice from Milbank LLP that (i) is based on knowledge by the person giving the advice of all relevant facts and circumstances of the Borrower and the contemplated action (which are described in the advice or in a written description referred to in the advice which may be provided by the Borrower or the Collateral Manager) and (ii) is intended by the person rendering the advice to be relied upon by the Borrower or the Collateral Manager in determining whether to take a given action ("Tax Advice") to the effect that the Borrower's contemplated activities will not cause the Borrower to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes or otherwise to be subject to U.S. federal income tax on a net basis.  The Borrower shall be treated as complying with its requirements under this Section 10(d) if it complies with the Operating Guidelines or the Tax Advice described in the preceding sentence, except to the extent that there has been a material change in U.S. federal income tax law or the interpretation thereof after the date hereof (or the date of such Tax Advice, as applicable) that is relevant to such action that the Borrower actually knows when considered in light of the other activities of the Borrower, would cause the Borrower to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes or otherwise to be subject to U.S. federal income tax on a net basis notwithstanding compliance with Operating Guidelines (or such Tax Advice), it being understood that the Borrower shall not be required (1) to affirmatively monitor changes in U.S. tax law or the interpretation thereof or (2) to make any independent investigation of any laws not otherwise known to it in connection with its obligations under the Operating Guidelines or the conduct of its business generally in order to satisfy the "actual knowledge" element of this Section 10(d).

(e)          Amendments.  If the Borrower or the Collateral Manager receives any notice or other material communication concerning any amendment, supplement, consent, waiver or other modification of any Portfolio Asset or any related Underlying Instrument or rights thereunder, other than any such modification that is of a purely clerical or ministerial nature (each, an "Amendment"), or makes or is required to make any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder in respect of any breach, in each case that would be materially adverse to the Lenders, the Collateral Manager will give prompt notice thereof to the Administrative Agent.  In any such event, the Borrower may exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as directed by the Collateral Manager (subject, in each case, to the Operating Guidelines or, in the alternative, the Tax Advice described in Section 10(d) permitting deviations therefrom); provided that, if an Event of Default has occurred and is continuing, the Borrower shall not exercise its voting or other powers of ownership relating to any Specified Matter without the prior written consent of the Administrative Agent, not to be unreasonably withheld or delayed.  As used herein, "Specified Matter" means any amendment of a Portfolio Asset that (a) reduces the principal amount of such Portfolio Asset, (b) reduces the rate of interest or any fee payable on such Portfolio Asset, except in connection with an ESG-linked margin ratchet the amount of which was previously agreed pursuant to the terms of the related Underlying Instrument, (c) postpones the due date of any scheduled payment or distribution in respect of such Portfolio Asset except where permitted under the related Underlying Instrument, (d) alters the pro rata allocation or sharing of payments or distributions required by any related Underlying Instrument, (e) releases any material obligor or guarantor of such Portfolio Asset from its obligations except where permitted under the related Underlying Instrument, (f) terminates or releases any lien on all or a material portion of the collateral securing such Portfolio Asset except where such collateral is replaced with collateral of materially equivalent value the subject of a lien as contemplated under the related Underlying Instrument, (g) changes any of the provisions of any such Underlying Instrument specifying the number or percentage of lenders required to effect any of the foregoing, or (h) changes in any material respect any of the Incurrence Covenants, Maintenance Covenants or other covenants related to the financial condition of the obligor, including, but not limited to, those related to the ratio of funded indebtedness to EBITDA, senior funded indebtedness to EBITDA, interest and fixed charge coverage ratios, minimum EBITDA, and maintenance of capital funds.

11.	[Reserved].

12.	The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  Anything contained herein to the contrary notwithstanding, the Administrative Agent, the Majority Investors and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral hereunder, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral shall be exercised solely by the Administrative Agent in accordance with the terms of this Agreement.

Each financial institution serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not the Administrative Agent, and such financial institution and its affili-ates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the financial institution serving in the capacity of the Administrative Agent or any of its affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request or direction of the Required Lenders or in the absence of its own gross negligence or willful misconduct, in each case as determined in a final, non-appealable judgment by a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to it by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness, genuineness, value or sufficiency of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent shall not be required to risk or expend its own funds in connection with the performance of its obligations hereunder if it reasonably believes it will not receive reimbursement therefor pursuant to this Agreement.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The grant of any permissive right or power to the Administrative Agent hereunder shall not be construed to impose a duty to act.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents or attorneys appointed by it, provided that the Administrative Agent shall not be responsible for any misconduct or negligence on the part of any such sub-agent or attorney appointed by the Administrative Agent with due care.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective affiliates and the respective directors, officers, employees, agents and advisors of such Person and its affiliates (the "Related Parties") for the Administrative Agent.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Collateral Manager and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower, the Majority Investors and the Collateral Manager, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the resigning Administrative Agent gives notice of its resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such bank.  If no successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within sixty (60) days after the resigning Administrative Agent gives notice of its resignation, the Administrative Agent may petition a court of competent jurisdiction for the appointment of a successor.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations hereunder.  After the resigning Administrative Agent's resignation hereunder, the provisions of this Agreement shall continue in effect for the benefit of such resigning Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and informa-tion as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Anything in this Agreement notwithstanding, in no event shall the Administrative Agent or any Lender be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if such Person has been advised of such loss or damage and regardless of the form of action.

The Administrative Agent shall not be liable for any error of judgment made in good faith by an officer or officers of the Administrative Agent, unless it shall be finally and conclusively determined by a court of competent jurisdiction that the Administrative Agent was grossly negligent in ascertaining the pertinent facts.

The Administrative Agent shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement.

The Administrative Agent shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.

The Administrative Agent shall not be responsible for delays or failures in performance resulting from circumstances beyond its control (such circumstances include but are not limited to acts of God, strikes, lockouts, riots, acts of war, loss or malfunctions of utilities, computer (hardware or software) or communications services).

The Borrower and each Investor acknowledges and agrees that the Administrative Agent, each Lender and each of their respective Affiliates may invest for their own accounts or for the accounts of others in securities, obligations, and other assets that would be appropriate investments for the Borrower.  Each of the Borrower and each Investor understands that the Administrative Agent, each Lender and their respective Affiliates may have economic interests in (including, without limitation, controlling equity interests or other equity or debt interests), be lenders to, receive payments from, render services to, engage in transactions with or have other relationships with obligors with respect to the Collateral.  In connection with their activities with the Administrative Agent, the Borrower, the Collateral Manager and each Investor understands that the directors, officers and employees of the Administrative Agent and each Lender, and their respective Affiliates (the "Personnel") may receive information regarding the obligor that is not generally available to the public.  However, there will be no obligation on the part of such Personnel to make available or to share with the Collateral Manager, the Borrower or any Investor any information or strategies known to them or developed in connection with their advisory, proprietary or other activities.  In addition, the Administrative Agent, each Lender and their respective Affiliates will be under no obligation to make available any research or analysis prior to its public dissemination.  The Borrower, the Collateral Manager and each Investor understands that the policies of the Administrative Agent, each Lender and their respective Affiliates may be such that certain Personnel may have or obtain information that, by virtue of such internal policies relating to confidential communications, cannot or may not be disclosed to the Collateral Manager, the Borrower or any Investor or used by such Person in connection with its duties or rights hereunder.  The Administrative Agent and each Lender shall not have any liability hereunder in relation to the foregoing (including, without limitation, any trading activity in relation thereto).

13.	Miscellaneous

(a)          Amendments.  No amendment of any provision of this Agreement or of any other Transaction Document shall be effective unless such amendment shall be in writing and signed by a duly authorized officer of the Borrower, the Administrative Agent, the Collateral Manager, the Lenders and the Majority Investors; provided that no amendment to this Agreement that would (i) increase the Commitment of any Investor shall be effective unless executed by such Investor or (ii) modify the Maturity Date, the Revolving Period or the Priority of Payments or materially increase the duties or liabilities of all Investors shall be effective unless executed by 100% of the Investors.  No waiver of any provision of this Agreement or of any other Transaction Document and no consent to any departure therefrom by the Borrower shall be effective unless such waiver or consent shall be in writing and signed by a duly authorized officer of the Administrative Agent and the Required Lenders, and any such waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing.  No failure or delay by the Administrative Agent or the Lenders in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege. If any such amendment shall have the effect of adversely affecting the obligations or rights of the Custodian, such amendment or waiver shall not be effective unless the Custodian shall have consented thereto.  Notwithstanding anything in this Agreement to the contrary, the Operating Guidelines may be amended or supplemented (without execution of an amendment to this Agreement or the consent of any Person) by the Collateral Manager if the Borrower and the Collateral Manager have received Tax Advice to the effect that, assuming the Borrower complies with the Operating Guidelines as modified by such amended or supplemental provisions, the Borrower will not be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes or otherwise be subject to U.S. federal income tax on a net basis.

(b)          Notices.  Except as otherwise expressly provided herein, notices and other communications to each party hereunder shall be in writing and shall be delivered by electronic mail or, if applicable, facsimile transmission or hand or overnight courier service or mail to the address provided in Schedule A hereto or the relevant Assignment and Assumption (or at such other address as may be provided from time to time by such party).  Notice delivered by hand or overnight courier service shall be effective upon receipt.  In addition, delivery by electronic mail or facsimile transmission shall be permitted written notice hereunder that shall be effective immediately upon dispatch.  Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.  The effectiveness of any notice or other communication to be provided pursuant to this Agreement shall be determined without regard to the delivery to or receipt by any other persons required to be copied as provided in Schedule A hereto or the relevant Assignment and Assumption.

The Administrative Agent shall be entitled to rely and act upon any notices (including telephonic notices of borrowings) purportedly given by or on behalf of any other party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower and each party giving such notice shall indemnify each Indemnitee (as defined below) from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such party.  The Administrative Agent may record all telephonic notices to and other communications with the Administrative Agent, and each party hereby consents to such recording.

(c)          Successors; Assignment.  This Agreement shall inure to the benefit of the parties hereto, the Custodian and the Collateral Manager (as an express third-party beneficiary) and their respective successors and assigns.  None of the Borrower, any Investor or the Collateral Manager may assign its rights or obligations hereunder in each case without the prior written consent of the Administrative Agent, the Majority Investors and the Required Lenders (and, in the case of an Investor that is not the Collateral Manager or any of its respective Affiliates, the Collateral Manager); provided that the Collateral Manager may assign its rights and obligations under this Agreement to an Affiliate; provided that (i) such assignee has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager pursuant to this Agreement and (ii) such assignment does not cause the Borrower to be subject to U.S. federal, state or local income tax on a net basis; and provided further, that any Investor may assign its rights and obligations under this Agreement without such consent to any Affiliate or any account, fund, client or portfolio established and controlled by the investment advisor of such Investor or for which such investment advisor or an Affiliate of such investment advisor acts as the investment advisor or exercises discretionary control without the consent of any party hereunder, so long as the conditions to such sale or transfer set forth in the Membership Interest Subscription Agreement and the Borrower LLC Agreement are satisfied. No additional entity may become a party to this Agreement, the Membership Interest Subscription Agreement or the Borrower LLC Agreement as an Investor unless (x) a joinder agreement has been executed by such additional Investor whereby such entity agrees to be bound by the terms of this Agreement, the Membership Interest Subscription Agreement and the Borrower LLC Agreement and (y) except with respect to an assignment permitted without consent pursuant to the preceding sentence, the Lenders and the Collateral Manager consent to the terms of such joinder agreement..  Each Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person with the consent of the Administrative Agent, the Collateral Manager and the Borrower (such consent, in the case of the Borrower and the Collateral Manager only, not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Borrower or the Collateral Manager shall be required if the assignment is to an existing Lender or an Affiliate of any Lender or if an Event of Default has occurred and is continuing and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to any party; provided that, in the case of this clause (ii), (1) such Lender's obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrower, the Collateral Manager and the Custodian shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Subject to a participant's compliance with the terms of this Agreement, the Borrower agrees that each participant shall be entitled to the benefits of Sections 2(i), 2(j) and 13(o) (subject to the requirements and limitations of such Sections, it being understood that the documentation required under Section 2(i) shall be delivered by the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 13(c); provided that no such participant shall be entitled to any benefits thereunder that are greater than the benefits enjoyed by the Lender selling such participating interest to it.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant's interest in the Loans or other obligations under this Agreement (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under this Agreement or any other Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under U.S. Treasury regulations Section 5f.103-1(c) and proposed U.S. Treasury regulations Section 1.163-5(b).  The Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement or any other Transaction Document notwithstanding any notice to the contrary.

(d)          The Borrower, the Collateral Manager and each Investor each agree to execute any documents reasonably requested by the Administrative Agent or such Lender in connection with any such assignment.  All information provided by or on behalf of any party to the Administrative Agent or a Lender or its Affiliates may be furnished by the Administrative Agent or such Lender to its Affiliates and to any actual or proposed assignee or participant; provided that, in each case, such actual or proposed assignee agrees to keep such information confidential in accordance with the terms of this Agreement (including, for the avoidance of doubt, Section 13(n)).

Notwithstanding the foregoing, each Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Transaction Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)          Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders, and commitments and principal amounts of (and stated interest on) the Loans owing to each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement notwithstanding any notice to the contrary.  The Register shall be available for inspection by the Borrower, the Collateral Manager and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f)          Indemnity. The Borrower shall indemnify and hold harmless the Administrative Agent, the Lenders, the Collateral Manager, and their respective Affiliates, partners, directors, officers, employees, agents and advisors (collectively the "Indemnitees") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee or incurred by reason of any act or omission or claim by any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Membership Interest or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a party hereto, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee's gross negligence, bad faith or willful misconduct of such Indemnitee. To the fullest extent permitted by applicable law, the Borrower and each Indemnitee shall not assert, and each hereby waives, any claim against any other Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Membership Interest or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, in each case, in the absence of its own gross negligence, bad faith or willful misconduct.  The agreements in this subsection shall survive the repayment, satisfaction or discharge of all the other obligations and liabilities of the parties under the Transaction Documents.  All amounts due under this subsection shall only be paid under Section 4(b) to the extent funds in the Accounts are available for such payment in accordance with this Agreement.  This paragraph (f) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(g)          Limited Recourse; Non‑Petition.  The Collateral Manager, the Administrative Agent, the Investors and the Lenders acknowledge that the Borrower is a special purpose entity and that none of the directors, officers, incorporators, shareholders, managers, members, managing members, partners, agents or employees (collectively, the "Relevant Agents") of the Borrower (including the Investors and any of their Affiliates) shall be personally liable for any of the obligations of the Borrower under this Agreement, it being understood and agreed that the Collateral Manager is not a Relevant Agent of the Borrower.  Notwithstanding anything to the contrary contained herein, the Borrower's sole source of funds for payment of all amounts due hereunder from time to time and at any time shall be the Collateral available at such time, and, upon application of the proceeds of the Collateral and its reduction to zero in accordance with the terms and under the circumstances described herein, all obligations of and any remaining claims against the Borrower under this Agreement, any promissory note or under any other Transaction Document shall be extinguished and shall not thereafter revive.

Each party (other than the Borrower) agrees not to institute against, or join any other Person in instituting against, the Borrower any bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium or liquidation proceedings (or other similar proceedings under U.S. federal or state bankruptcy or similar laws of any jurisdiction) for the non‑payment of any amounts provided in this Agreement or any other Transaction Document until at least one year (or, if longer, the applicable preference period then in effect) plus one day, after the payment in full of amounts owing to the Administrative Agent and the Lenders hereunder.

Except as expressly provided herein, there shall be no recourse for the payment of any amount owing by the Borrower hereunder against any other party hereto or any officer, director, employee, shareholder, incorporator or other Affiliate of such Person or any entity controlling such Person.

The terms of this Section 13(g) shall survive any termination of this Agreement.

(h)          Adequacy of Monetary Damages.  Each of the Borrower, the Collateral Manager, and each Investor hereby acknowledges and agrees that (i) any and all claims, damages and demands against the Administrative Agent arising out of, or in connection with, the exercise by the Administrative Agent of any of the Administrative Agent's rights or remedies pursuant to this Agreement can be sufficiently and adequately remedied by monetary damages, (ii) no irreparable injury will be caused to the Borrower, the Collateral Manager or the Investors as a result of, or in connection with, any such claims, damages or demands, and (iii) no equitable or injunctive relief shall be sought by the Borrower, the Collateral Manager or the Investors as a result of, or in connection with, any such claims, damages or demands.

(i)          Validity; Severability.  If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j)          Counterparts.  This Agreement may be executed in one or more counterparts (including by electronic mail), and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

(k)          Governing Law; Jurisdiction; Service of Process; Venue, etc.  THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND EACH STATE COURT IN NEW YORK COUNTY AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PERSON AT ITS ADDRESS SET FORTH IN SCHEDULE A HERETO.  EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(l)          Waiver of Trial by Jury.  EACH PARTY WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(m)          USA Patriot Act Notice.  The Administrative Agent hereby notifies each other party hereto that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107‑56 (signed into law October 26, 2001)) (the "Act"), the Administrative Agent may be required to obtain, verify and record information that identifies such party, which information includes the name and address of such party and other information that will allow the Administrative Agent to identify such party in accordance with the Act.

(n)          Confidentiality.  The parties hereto agree that all information received from a party to this Agreement, the terms and substance of this Agreement and any term sheet setting forth the terms embodied herein ("Confidential Information") shall be kept confidential and shall not be disclosed, directly or indirectly, to any other person except (i) to the respective employees, officers, members, principal, agents, directors, auditors, accountants, counsel and other advisors of (A) the parties hereto and/or their Affiliates (it being understood that Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) and (B) any transferee (or potential transferee) of the rights and obligations of any Lender under this Agreement pursuant to Section 13(c) or any assignee (or potential assignee) of the rights and obligations of any other Party to this Agreement in connection with an assignment made in compliance with this Agreement, (ii) to the extent required or compelled in a judicial or administrative proceeding or as otherwise required or requested by relevant law or relevant regulatory or governmental authority, including without limitation, any self-regulatory authority, such as the National Association of Insurance Commissioners, Federal securities or banking laws, rules or regulations, (iii) in marketing materials and disclosure documents prepared for potential investors in connection with an Approved CLO, (iv) to the rating agencies providing ratings for an Approved CLO, (v) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder and (vi) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section by such party, or (y) becomes available to such party or any of their respective Affiliates on a nonconfidential basis from a source other than a party to this Agreement.

(o)          Increased Costs.  The Borrower shall reimburse or compensate the Administrative Agent and each Lender, upon demand, for all reasonable and documented costs incurred, losses suffered or payments made by the Administrative Agent or such Lender which are applied or reasonably allocated by the Administrative Agent or such Lender to the transactions contemplated herein (all as determined by the Administrative Agent or such Lender in its reasonable discretion and including, without limitation, any and all reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Administrative Agent or such Lender) by reason of the occurrence, after the Effective Date, of any of the following: (A) the adoption or taking effect of any law, rule, regulation or treaty, (B) any change in law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, (C) the making or issuance of any request, rule, guidance or directive (whether or not having the force of law) by any governmental authority, central bank or comparable agency with regulatory authority or (D) any Tax with respect to this Agreement or any other Transaction Document or Loan (other than Indemnified Taxes and Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) that results or arises from the occurrence of any of the events described in the preceding clauses (A), (B) and (C); provided that, (1) notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a future requirement within the scope of this Section 13(o) regardless of the date enacted, adopted or issued and (2) the Borrower shall not be required to compensate or reimburse the Administrative Agent or any Lender pursuant to this Section 13(o) (x) for any claims incurred more than 180 days prior to the date that the Administrative Agent or such Lender notifies the Borrower of the event giving rise to such claim and of the Administrative Agent's or such Lender's intention to claim compensation therefor and (y) unless similar costs or losses are being charged by the Administrative Agent or such Lender to other similarly situated customers.

Upon the occurrence of any event giving rise to the Borrower's obligation to pay reimbursement or compensation to the Administrative Agent or a Lender pursuant to this Section 13(o), the Administrative Agent or such Lender will, if requested by the Borrower (or the Collateral Manager on behalf of the Borrower), use commercially reasonable efforts to designate a different lending office for funding or booking its loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Administrative Agent or such Lender, such designation or assignment would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that the Administrative Agent or such Lender and its lending office suffer no unreimbursed cost or legal, financial or regulatory disadvantage and would not otherwise be disadvantageous to the Administrative Agent or such Lender (as reasonably determined by the Administrative Agent or such Lender in good faith), with the object of avoiding future consequence of the event giving rise to the operation of any such provision. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Administrative Agent or such Lender in connection with any such designation or assignment.

(p)          Judgment Currency.  The parties hereto agree that the specification of Dollars and payment in New York, New York, is of the essence, and the obligations of the Borrower under this Agreement to each Lender or the Administrative Agent (in this Section 13(p) called an "Entitled Person") to make payment in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase, and transfer to New York, New York, Dollars in the amount originally due to such Entitled Person with the judgment currency.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 13(p) called the "judgment currency"), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at New York, New York, with the judgment currency on the Business Day immediately preceding the day on which such judgment is rendered.  The Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify each Entitled Person against, and to pay each Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars purchased and transferred as aforesaid.

(q)          Process Agent.  The Borrower hereby irrevocably appoints Corporation Service Company (the "Process Agent") to receive, for it and on its behalf, service of process in any suit, action or proceeding relating to this Agreement.  If for any reason the Process Agent is unable to act as such, the Borrower shall within thirty (30) days appoint a substitute process agent located in the State of New York and shall give notice of such appointment to the Administrative Agent and the Collateral Manager.

(r)          Final Agreement.  THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

(s)          Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(x)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(y)          the effects of any Bail-In Action on any such liability, including, if applicable:

(1)          a reduction in full or in part or cancellation of any such liability;

(2)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(3)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

As used herein:

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

"EEA Financial Institution" means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

 "EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

SOCIÉTÉ GÉNÉRALE,
as Administrative Agent

By:	/s/ Mark Lacerenza
Name: Mark Lacerenza
Title: Managing Director

BLACKROCK PRIVATE CREDIT FUND LEVERAGE II, LLC,
as Borrower

By its Member: BlackRock Private Credit Fund

By:	/s/ Erik Cuellar
Name: Erik Cuellar
Title: Chief Financial Officer

BLACKROCK PRIVATE CREDIT FUND,
as Collateral Manager

By	/s/ Erik Cuellar
Name: Erik Cuellar
Title: Chief Financial Officer

BLACKROCK PRIVATE CREDIT FUND,
as an Investor

By:	/s/ Erik Cuellar
Name: Erik Cuellar
Title: Chief Financial Officer

SOCIÉTÉ GÉNÉRALE,
as a Lender

By:	/s/ Mark Lacerenza
Name: Mark Lacerenza
Title: Managing Director

Schedule A
ADDRESSES FOR NOTICES

[Omitted]

Schedule B
ELIGIBILITY CRITERIA

The "Eligibility Criteria" with respect to an Asset shall be satisfied if, on the date of acquisition of such Asset by the Borrower, such Asset complies with all the requirements set forth below (or with respect to any Approved CLO, during a CLO Settlement Period, such Asset satisfies each of the elements of the definition of "Collateral Obligation" (or similar term) in the related Reference Document), unless expressly waived by the Administrative Agent (at or prior to the time of purchase) in its sole and absolute discretion:

1.	Such Asset is a broadly syndicated Senior Secured Loan or a Second Lien Loan.

2.	Such Asset is not a bond, note, letter of credit, Synthetic Security, Structured Finance Obligation, Bridge Loan or equity security.

3.	Such Asset is not a Participation Interest (other than a Permitted Participation Interest).

4.	Except for Delayed Drawdown Loans, such Asset does not require or contemplate the making of any future advance or payment by the Borrower to the obligor thereof or any related counterparty.

5.	Such Asset is not a loan made pursuant to Underlying Instruments governing the issuance of indebtedness having an aggregate principal amount (whether drawn or undrawn) of less than $150,000,000.

6.	The obligor with respect to such Asset has total indebtedness having an aggregate principal amount (whether drawn or undrawn) of greater than $150,000,000.

7.	Such Asset is denominated and payable in Dollars.

8.	The obligor with respect to such Asset is domiciled in an Approved Country.

9.	Such Asset is acquired at a purchase price (expressed as a percentage of par) of at least 80.0%.

10.
Such Asset (other than any Preapproved Asset) has a market price determined by a Pricing Source based on, unless it is a new issue loan prior to execution of the related loan agreement, at the time of purchase, at least 1 bid-side quote.

11.	Such Asset does not constitute "margin stock" within the meaning of Regulation U promulgated by the Federal Reserve Board.

12.	On the trade date for its purchase, such Asset has either:

(i) if such Asset is a Senior Secured Loan:

(a)
has a corporate family rating from Moody's (or, if no corporate family rating is available, a facility rating (such facility rating being either a public rating, a private rating or a requested "shadow" rating)) of at least "Caa2", or

(b)
has an issuer credit rating (either a public rating, a private rating or a requested "shadow" rating) from S&P (or, if no issuer credit rating is available, a facility rating) of at least "CCC" and its rating by S&P does not include the subscript "f", "p", "sf" or "t".

(ii)	if such Asset is a Second Lien Loan:

(a)	a corporate family rating (such rating being either a public rating, a private rating or a requested "shadow" rating) from Moody's of at least "B3", or

(b)
has an issuer credit rating (either a public rating, a private rating or a requested "shadow" rating) from S&P of at least "B-" and its rating by S&P does not include the subscript "f", "p", "sf" or "t".

13.
Such Asset (i) is not a Defaulted Asset, (ii) is not a Deferrable Security (other than a Permitted Deferrable Asset), (iii) if such Asset is a Permitted Deferrable Asset, it is not currently deferring any interest and (iv) in the Collateral Manager's reasonable commercial judgment, does not have a significant risk of declining in credit quality or price unrelated to general market conditions.

14.	Such Asset does not have a stated maturity later than the date that is later than 10 years after the date of purchase.

15.	Such Asset receives payments of interest at least semi-annually.

16.
If such Asset is a floating rate obligation, the calculation of the relevant floating rate of interest thereon is principally determined by reference to the London interbank offered rate, SOFR, Dollar prime rate, federal funds rate or another customary base rate or reference rate in the leveraged loan market as of the trade date for its purchase.

17.	If such Asset is a "registration-required obligation" within the meaning of Section 163(f) of the Code, it is Registered.

18.
Such Asset does not and will not subject the Borrower to withholding tax  (other than (i) any withholding or similar taxes on commitment fees, amendment fees, waiver fees, consent fees, extension fees or similar fees and (ii) withholding tax that may be payable with respect to FATCA) or similar tax unless the related obligor is required to make "gross-up" payments that ensure that the net amount actually received by the Borrower will equal the full amount that the Borrower would have received had no such taxes been imposed.

Schedule C
CONCENTRATION LIMITATIONS

The "Concentration Limitations" shall be satisfied on any date of determination if, in the aggregate, the Portfolio Assets owned (or in relation to a proposed purchase of an Asset, proposed to be owned) by the Borrower comply with all the requirements set forth below, which requirements (x) may be waived in relation to any proposed purchase of an Asset by the Administrative Agent in its sole and absolute discretion and (y) during a CLO Settlement Period, shall be the same as the requirements set forth in the definition of "Concentration Limitations" (or similar term) in the related Reference Document).  The Concentration Limitations will be measured as the quotient obtained by dividing (a) the aggregate Principal Balance of the applicable Portfolio Assets (excluding any Purchased Ineligible Assets) by (b) the Target Collateral Amount:

1.
Not more than 2.5% of the Target Collateral Amount may consist of Second Lien Loans; provided that not more than 0.5% of the Target Collateral Amount may consist of Second Lien Loans issued by a single obligor.

2.	Not more than 3.0% of the Target Collateral Amount may consist of Fixed Rate Obligations.

3.
Not more than 3.0% of the Target Collateral Amount may consist of Purchased CCC Assets; provided that not more than 1.0% of the Target Collateral Amount may consist of Purchased CCC Assets issued by a single obligor.

4.
Not more than 2.0% of the Target Collateral Amount may consist of Portfolio Assets (other than Second Lien Loans or Purchased CCC Assets) issued by a single obligor and its Affiliates; provided that Portfolio Assets (other than Second Lien Loans or Purchased CCC Assets) issued by 5 obligors and their respective Affiliates may each constitute up to 2.5% of the Target Collateral Amount.

5.
Not more than 10.0% of the Target Collateral Amount may consist of Portfolio Assets issued by obligors and their respective Affiliates in any single S&P Industry Classification listed on Annex F hereto; provided that (x) Portfolio Assets issued by obligors that belong to any two S&P Industry Classifications listed on Annex F hereto (other than the single largest S&P Industry Classification) may each constitute up to 12.0% of the Target Collateral Amount and (y) Portfolio Assets issued by obligors that belong to 1 single S&P Industry Classification listed on Annex F hereto may constitute up to 15.0% of the Target Collateral Amount; provided further that the following S&P Industry Classifications are not eligible for any of the exceptions herein: "Oil, Gas & Consumable Fuels" and "Specialty Retail"; provided further that not more than 5.0% of the Target Collateral Amount may consist of Portfolio Assets issued by obligors that belong to the S&P Industry Classification of "Oil, Gas & Consumable Fuels".

6.	Not more than 5.0% of the Target Collateral Amount may consist of Delayed Drawdown Loans.

7.	Not more than 0.0% of the Target Collateral Amount may consist of DIP loans.

8.	Not more than 0.0% of the Target Collateral Amount may consist of any bonds, notes, synthetic securities, Structured Finance Obligations, Bridge Loans and equity securities.

9.	Not more than 5.0% of the Target Collateral Amount may consist of Portfolio Assets that receive payments of interest less frequently than quarterly.

10.
Not more than 20.0% of the Target Collateral Amount may consist of Portfolio Assets issued by obligors domiciled in countries other than the United States; provided that (i) no more than 10.0% of the Target Collateral Amount may consist of Portfolio Assets issued by obligors domiciled in Canada, (ii) no more than 10.0% of the Target Collateral Amount may consist of Portfolio Assets issued by obligors domiciled in Approved Countries (in the aggregate) other than the United States and Canada, (iii) no more than 5.0% of the Target Collateral Amount may consist of Portfolio Assets issued by obligors domiciled in Sweden, (iv) no more than 5.0% of the Target Collateral Amount may consist of Portfolio Assets issued by obligors domiciled in Switzerland, (v) no more than 3.0% of the Target Collateral Amount may consist of Portfolio Assets issued by obligors domiciled in Luxembourg, (vi) no more than 5.0% of the Target Collateral Amount may consist of Portfolio Assets issued by obligors domiciled in Approved Tax Jurisdictions (in the aggregate) and (vii) no more than 3.0% of the Target Collateral Amount may consist of Portfolio Assets issued by obligors domiciled in any individual Approved Tax Jurisdiction.

11.
Not more than 5.0% of the Target Collateral Amount may consist of Portfolio Assets issued by obligors that have total indebtedness having an aggregate principal amount (whether drawn or undrawn) of less than $250,000,000.

12.
Not more than 15.0% of the Target Collateral Amount may consist of Portfolio Assets (other than new issue loans prior to the execution of the related loan agreement and any Preapproved Asset) with a market price determined by a Pricing Source based on less than three bid-side quotes (unless such Portfolio Asset is agented by JPMorgan Chase Bank, N.A. (or any affiliate thereof)).

13.
Not more than 10.0% of the Target Collateral Amount may consist of Portfolio Assets (other than new issue loans prior to the execution of the related loan agreement and any Preapproved Asset) with a market price determined by a Pricing Source based on one bid-side quote (unless such Portfolio Asset is agented by JPMorgan Chase Bank, N.A. (or any affiliate thereof)).

14.	Not more than 70.0% of the Target Collateral Amount may consist of Cov-Lite Loans.

15.	Not more than 5.0% of the Target Collateral Amount may consist of Permitted Deferrable Assets.

Schedule D-1
INITIAL INVESTORS

Investor	Initial Percentage of Membership Interests	Maximum Membership Interests	Initial Membership Interests
BlackRock Private Credit Fund	100%	$75,000,000	$68,660,603.55

Schedule D-2
ADDITIONAL INVESTORS

Investor	Maximum Membership Interests	Initial Membership Interests

Schedule E

LENDERS	COMMITMENT
Société Générale	100% of the Maximum Debt Facility Amount

Schedule F

PREAPPROVED ASSETS

(as of the Effective Date)

Annex A
FORM OF APPROVAL REQUEST FOR ASSET PURCHASE

[Letterhead of Collateral Manager]
[Date]

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement, dated as of May 28, 2025, among Société Générale, as Administrative Agent, the Lenders party thereto, BlackRock Private Credit Fund Leverage II, LLC, as Borrower, the Investors party thereto and BlackRock Private Credit Fund, as Collateral Manager (as amended, supplemented or otherwise modified in writing from time to time, the "Agreement").  Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement.

Pursuant to the Agreement, you are hereby notified that the Borrower requests consent to acquire the proposed Asset(s) set forth below:

Obligor Name
Domicile
Proposed Trade Date
LOANX ID
Moody's Industry
Moody's Rating (facility)
Moody's Rating (corporate family)
S&P Industry
S&P Rating (facility)
S&P Rating (issuer credit)
S&P Asset Specific Recovery Rate
Principal Balance (sum of drawn and undrawn)
Facility
Lien Position
Purchase Price (Dollar amount)
Purchase Price (expressed as a percentage of par)
Floating Rate (Y/N)
Delayed Drawdown Loan (Y/N)
Unfunded Commitment (if any)
Spread
Benchmark Floor (if any)
Cov-Lite (Y/N)
Facility Maturity
Total Facility Amount

Sincerely,
BLACKROCK PRIVATE CREDIT FUND, as Collateral Manager

By:
Name:
Title:

Annex B
FORM OF BORROWING REQUEST
[Letterhead of Collateral Manager]
[Date]

Société Générale
245 Park Avenue
New York, NY 10167
Attention: ABP CLO Group

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement, dated as of May 28, 2025, among Société Générale, as Administrative Agent, the Lenders party thereto, BlackRock Private Credit Fund Leverage II, LLC, as Borrower, the Investors party thereto and BlackRock Private Credit Fund, as Collateral Manager (as amended, supplemented or otherwise modified in writing from time to time, the "Agreement").  Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement.

Pursuant to Section 2(c) of the Agreement and the approval by you of the Purchase Approval Request dated [_____ __], 20[_] (a copy of which is attached hereto), we hereby request that the Lenders make a Loan to the Borrower in the aggregate amount of

U.S.$______________________________ on ____________________, 20__

to be applied toward the acquisition cost of the Asset referred to in the attached Purchase Approval Request.  We further request that the Lenders pay the proceeds of such Loan to:

[Insert payment instructions.]

in payment of the acquisition cost of such Asset.

On behalf of the Borrower, we represent and warrant that the conditions set forth in Section 2(b)(ii) of the Agreement have been satisfied.

Sincerely,

BLACKROCK PRIVATE CREDIT FUND,
as Collateral Manager

By:
Name:
Title:

cc: BlackRock Private Credit Fund Leverage II, LLC
State Street Bank and Trust Company, as Custodian

Annex C
FORM OF PROMISSORY NOTE
Up to U.S.$[_] [DATE]

FOR VALUE RECEIVED, BlackRock Private Credit Fund Leverage II, LLC, a limited liability company formed under the laws of the State of Delaware (the "Borrower"), hereby promises to pay to [_____] (the "Lender") or its registered assigns, the principal sum of [_] Dollars (U.S.$ [_]) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to that certain Loan Agreement, dated as of May 28, 2025 (such agreement, as it may be amended, restated, extended, supplemented or otherwise modified from time to time, being hereinafter called the "Agreement"), among the Borrower, the Investor(s), the Collateral Manager, Société Générale, as Administrative Agent and the lenders party thereto, on the Maturity Date.  The Borrower further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Agreement.

The loan account records maintained by the Lender shall at all times be conclusive evidence, absent manifest error, as to the amount of the Loans and payments thereon; provided that any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

This promissory note is a Promissory Note referred to in, and is entitled to the benefits of, the Agreement, which Agreement, among other things, contains provisions for acceleration of the maturity of the Loans evidenced hereby upon the happening of certain stated events and also for prepayments on account of principal of the Loans prior to the maturity thereof upon the terms and conditions therein specified.

Section 13(g) (Limited Recourse; Non Petition) of the Agreement is incorporated by reference herein, as if set forth in their entirety herein.

Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings therein.  This promissory note, and any claim, controversy or dispute arising under or related hereto (whether in contact, tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of New York.

[________]

By
Name
Title

Annex D

Form of Membership Interest Subscription Agreement

[Omitted]

Annex E

[RESERVED]

Annex F

S&P INDUSTRY CLASSIFICATIONS

Asset Type Code	Asset Type Description
1020000	Energy Equipment & Services
1030000	Oil, Gas & Consumable Fuels
1033403	Mortgage REITs
2020000	Chemicals
2030000	Construction Materials
2040000	Containers & Packaging
2050000	Metals & Mining
2060000	Paper & Forest Products
3020000	Aerospace & Defense
3030000	Building Products
3040000	Construction & Engineering
3050000	Electrical Equipment
3060000	Industrial Conglomerates
3070000	Machinery
3080000	Trading Companies & Distributors
3110000	Commercial Services & Supplies
9612010	Professional Services
3210000	Air Freight & Logistics
3220000	Airlines
3230000	Marine
3240000	Road & Rail
3250000	Transportation Infrastructure
4011000	Auto Components
4020000	Automobiles
4110000	Household Durables
4120000	Leisure Products
4130000	Textiles, Apparel & Luxury Goods
4210000	Hotels, Restaurants & Leisure
9551701	Diversified Consumer Services
4300001	Entertainment
4300002	Interactive Media and Services
4310000	Media
4410000	Distributors
4420000	Internet and Direct Marketing Retail
4430000	Multiline Retail
4440000	Specialty Retail
5020000	Food & Staples Retailing
5110000	Beverages
5120000	Food Products
5130000	Tobacco
5210000	Household Products
5220000	Personal Products

Asset Type Code	Asset Type Description
6020000	Health Care Equipment & Supplies
6030000	Health Care Providers & Services
6110000	Biotechnology
6120000	Pharmaceuticals
7011000	Banks
7020000	Thrifts & Mortgage Finance
7110000	Diversified Financial Services
7120000	Consumer Finance
7130000	Capital Markets
7210000	Insurance
7310000	Real Estate Management & Development
8040000	Software
8110000	Communications Equipment
8120000	Technology Hardware, Storage & Peripherals
8130000	Electronic Equipment, Instruments & Components
8210000	Semiconductors & Semiconductor Equipment
9020000	Diversified Telecommunication Services
9030000	Wireless Telecommunication Services
9520000	Electric Utilities
9530000	Gas Utilities
9540000	Multi-Utilities
9550000	Water Utilities
9551701	Diversified Consumer Services
9551702	Independent Power and Renewable Electricity Producers
9551727	Life Sciences Tools & Services
9551729	Health Care Technology
9612010	Professional Services
PF1	Project Finance: Industrial Equipment
PF2	Project Finance: Leisure and Gaming
PF3	Project Finance: Natural Resources and Mining
PF4	Project Finance: Oil and Gas
PF5	Project Finance: Power
PF6	Project Finance: Public Finance and Real Estate
PF7	Project Finance: Telecommunications
PF8	Project Finance: Transport

Annex G
MOODY'S INDUSTRY CLASSIFICATIONS

Industry Number	Asset Description
1	Aerospace & Defense
2	Automotive
3	Banking, Finance, Insurance and Real Estate
4	Beverage, Food, & Tobacco
5	Capital Equipment
6	Chemicals, Plastics, & Rubber
7	Construction & Building
8	Consumer goods: durable
9	Consumer goods: non-durable
10	Containers, Packaging, & Glass
11	Energy: Electricity
12	Energy: Oil & Gas
13	Environmental Industries
14	Forest Products & Paper
15	Healthcare & Pharmaceuticals
16	High Tech Industries
17	Hotel, Gaming, & Leisure
18	Media: Advertising, Printing & Publishing
19	Media: Broadcasting & Subscription
20	Media: Diversified & Production
21	Metals & Mining
22	Retail
23	Services: Business
24	Services: Consumer
25	Sovereign & Public Finance
26	Telecommunications
27	Transportation: Cargo
28	Transportation: Consumer
29	Utilities: Electric
30	Utilities: Oil & Gas
31	Utilities: Water
32	Wholesale

Annex H

SCHEDULE OF OUTSTANDING MEMBERSHIP INTERESTS

[Omitted]